Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

REMARK MEDIA, INC.,

ROOMLIA, INC.

AND

HOTELMOBI INC.

Dated as of May 2, 2014

ARTICLE I DEFINITIONS		2
1.1	Definitional and Interpretive Matters	2
ARTICLE II THE MERGER		9
2.1	The Merger	9
2.2	Effective Time	9
2.3	Closing of the Merger	9
2.4	Effects of the Merger	9
2.5	Directors and Officers	9
2.6	Organizational Documents	10
ARTICLE III CONVERSION OF SECURITIES		10
3.1	Effect on Capital Stock	10
3.2	Exchange Procedures	11
3.3	Rights of Stockholders	11
3.4	Escrow	11
3.5	Withholding Rights	12
3.6	Code Section 83(b) Elections	12
ARTICLE IV REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE BUSINESS		12
4.1	Organization and Good Standing	12
4.2	Authorization of Agreement	12
4.3	Conflicts; Consents of Third Parties	13
4.4	Capitalization; Subsidiaries	13
4.5	Financial Information	14
4.6	No Undisclosed Liabilities	14
4.7	Absence of Certain Developments	14
4.8	Taxes	14
4.9	Real Property	16
4.10	Tangible Personal Property; Title to and Sufficiency of Assets	16
4.11	Intellectual Property	16
4.12	Material Contracts	18

i

4.13	Employee Benefits Plans	19
4.14	Labor	19
4.15	Litigation	19
4.16	Compliance with Laws; Permits	19
4.17	Privacy; Data Security	20
4.18	Financial Advisors	20
4.19	Bank Accounts	20
4.20	Books and Records	21
4.21	Transactions With Related Parties	21
ARTICLE V REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDERS		21
5.1	Authorization of Agreement	21
5.2	Conflicts; Consents of Third Parties	21
5.3	Litigation	22
5.4	Financial Advisors	22
ARTICLE VI REPRESENTATIONS AND WARRANTIES OF REMARK AND MERGER SUB		22
6.1	Organization and Good Standing	22
6.2	Authorization of Agreement	22
6.3	Conflicts; Consents of Third Parties	23
6.4	Capitalization; Subsidiaries	23
6.5	Financial Information	24
6.6	SEC Reports	24
6.7	Taxes	24
6.8	Litigation	25
6.9	Financial Advisors	25
6.10	Remark Securities	25
6.11	Compliance with Laws	25
ARTICLE VII COVENANTS		25
7.1	Further Assurances	25
7.2	Confidentiality	25

7.3	Reserved	26
7.4	Publicity	26
7.5	Tax Matters	26
7.6	Additional Stockholder Covenants	28
ARTICLE VIII INDEMNIFICATION		29
8.1	Survival	29
8.2	Indemnification by the Company and the Stockholders	29
8.3	Indemnification by Remark and Merger Sub	30
8.4	Procedure for Indemnification with Respect to Third-Party Claims	30
8.5	Cooperation in the Defense of Claims	30
8.6	Escrow Arrangements; Indemnification Payments	31
8.7	Additional Indemnification Provisions	33
8.8	Exclusive Remedy	33
ARTICLE IX MISCELLANEOUS		34
9.1	Expenses	34
9.2	Submission to Jurisdiction; Consent to Service of Process	34
9.3	Entire Agreement; Amendments and Waivers	34
9.4	Governing Law	34
9.5	Notices	35
9.6	Severability	35
9.7	Binding Effect; No Third-Party Beneficiaries; Assignment	36
9.8	Specific Performance	36
9.9	Counterparts	36

Schedules

Schedule 2.5	Initial Directors and Officers
Schedule 4.4	Capitalization
Schedule 4.5	Financial Information
Schedule 4.11	Intellectual Property
Schedule 4.12	Material Contracts
Schedule 4.16	Permits
Schedule 4.19	Bank Accounts

Exhibits

Exhibit A – Forms of Intellectual Property Assignments
Exhibit B – Forms of Warrant
Exhibit C – Issuances to Company Stockholders
Exhibit D – Form of Escrow Agreement

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (the “Agreement”), dated as of May 2, 2014 (the “Closing Date”), is made by and among REMARK MEDIA, INC., a Delaware corporation (“Remark”), ROOMLIA, INC., a Delaware corporation and wholly-owned subsidiary of Remark, and HOTELMOBI INC., a Nevada corporation (the “Company”), and solely for the limited purposes expressly set forth herein, JIM FERGUSON and MICHAEL REICHARTZ (each a “Stockholder”, and collectively the “Stockholders”).

W I T N E S S E T H:

WHEREAS, each of the parties hereto desires Merger Sub to consummate a business combination with the Company in a transaction whereby, upon the terms and subject to the conditions set forth in this Agreement, the Company will merge with and into Merger Sub (the “Merger”), and the outstanding shares of common stock, par value $0.001 per share (“Company Common Stock”), of the Company will be automatically converted into the right to receive the Merger Consideration, as provided herein, and Merger Sub will be the surviving corporation in the Merger and a wholly-owned subsidiary of Remark;

WHEREAS, the board of directors of the Company unanimously has determined and resolved that the Merger and all of the transactions contemplated by this Agreement and the other Transaction Documents, including without limitation the Merger (the “Contemplated Transactions”), are in the best interests of the Company and the holders of the Company Common Stock and that the Merger is fair and advisable, and has approved and adopted this Agreement and the Merger in accordance with the Nevada Revised Statutes, as amended (the “Nevada Code”), and equity holders owning all of the outstanding equity interests of the Company have approved and adopted this Agreement and the Merger in accordance with the Nevada Code;

WHEREAS, the boards of directors of Remark and Merger Sub unanimously have determined and resolved that the Merger and all of the Contemplated Transactions are in the best interests of Remark and Merger Sub and have approved and adopted this Agreement and the Merger in accordance with the Delaware General Corporation Law (“DGCL”);

WHEREAS, Remark, Merger Sub, the Company and the Stockholders desire to make certain representations, warranties, covenants and agreements in connection with the Merger as set forth in this Agreement; and

WHEREAS, the Company is engaged in the business of developing, owning and operating mobile hotel booking applications (the “Business”).

NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants and agreements hereinafter contained, and intending to be legally bound, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS

1.1            Definitional and Interpretive Matters.

(a)            Certain Definitions.  For purposes of this Agreement, the following terms shall have the meanings specified in this Section 1.1:

“$8.00 Warrants” means the aggregate of all warrants to purchase shares of Remark Common Stock issued to all recipients pursuant to Section 3.1(a)(iv) hereof, and each a “$8.00 Warrant.”

“$12.00 Warrants” means the aggregate of all warrants to purchase shares of Remark Common Stock issued to all recipients pursuant to Section 3.1(a)(v) hereof, and each a “$12.00 Warrant.”

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person, and the term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.

“Books and Records” means all books and records of, or related to, the Business, wherever situated, including books, ledgers, files, reports, certificates, documents, plans, operating records, data, manuals, price lists, mailing lists, email lists, lists of customers, directories, sales and promotional materials, purchasing materials, inventory records, personnel records, research, design and product and/or services development files, accounting records and all related documentation, in each case, irrespective of the media in which such books and records are stored, but specifically excludes any personal information or correspondence of the stockholders, officers or directors of the Company and any privileged communications.

“Business Day” means any day of the year on which national banking institutions in Nevada are open to the public for conducting business and are not required or authorized to close.

“Cause” means, with respect to a specified employee of Remark or any Affiliate thereof (an “Employee”), such meaning given to the term in the Employee’s employment agreement with Remark and/or its Affiliate, or if the Employee is not a party to such an employment agreement, it means that the Employee: (i) pleads “guilty” or “no contest” to or is indicted for or convicted of a felony under federal or state law or of a crime under federal or state law which involves the Employee’s fraud or dishonesty; (ii) in carrying out his or her duties to Remark and/or its Affiliate, engages in conduct that constitutes gross negligence or willful misconduct; or (iii) engages in misconduct that causes material harm to the reputation of Remark; provided that for subsection (iii), if the breach reasonably may be cured, the Employee has been given at least thirty (30) days after the Employee’s receipt of written notice of such breach from Remark to cure such breach.

“Change of Control” means (i) the sale of all or substantially all of the assets of Remark to a non-Affiliate of Remark or (ii) Kai-Shing Tao no longer serves as the Chairman of the Board of Remark.

“Closing Shares” means the aggregate of all shares of Remark Common Stock issued to all recipients pursuant to Section 3.1(a)(i) hereof, and each a “Closing Share.”

“Code” means the Internal Revenue Code of 1986, as amended.

“Company IP” means the Intellectual Property owned by the Company.

"Company Licensed IP" means the Intellectual Property licensed by the Company and used in the conduct of the Business as it is currently conducted and as it is currently contemplated to be conducted, excluding off-the-shelf software, consumer hardware, and consumer operating systems.

“Company Tax” means any Tax, if and to the extent that the Company is or may be potentially liable under applicable law, under contract or on any other grounds (including, but not limited to, as a transferee or successor, under Code Section 6901 or Treasury Regulation Section 1.1502-6, as a result of any Tax sharing or other agreement, or by operation of law) for any such Tax).

“Company Tax Return” means any return, election, declaration, report, schedule, information return, document, information, opinion, statement, or any amendment to any of the foregoing (including, without limitation, any consolidated, combined or unitary return) filed or required to be filed with any Taxing Authority, if, in any manner or to any extent, relating to or inclusive of the Company or any Company Tax.

“Contract” means any written or oral agreement, contract, purchase or sale order, license, indenture, note, mortgage, guarantee, bond, lease, commitment, easement, right of way, arrangement or understanding.

“Current Market Price” means, in respect of any share of Remark Common Stock on any date herein specified, (i) the closing price on such day on the principal stock exchange on which such Remark Common Stock is then listed or admitted to trading, or quoted, as applicable, (ii) if no sale takes place on such day on any such exchange, the last reported closing price on such day as officially quoted on any such exchange, (iii) if the Remark Common Stock is not then listed or admitted to trading on any stock exchange, the last reported closing bid price on such day in the over-the-counter market, as furnished by the OTC Markets Group, (iv) if such corporation at the time is engaged in the business of reporting such prices, as furnished by any similar firm then engaged in such business, or (v) if there is no such firm, as furnished by any member of the Financial Industry Regulatory Authority  (“FINRA”) selected mutually by Remark and the Stockholders or, if they cannot agree upon such selection, as selected by two such members of FINRA, one of which shall be selected by Remark and one of which shall be selected by the Stockholders.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, together with the rules and regulations promulgated thereunder.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Expenses” means any and all notices, actions, suits, proceedings, claims, demands, assessments, judgments, awards, settlements, costs, charges, interest, penalties, fees (including reasonable investigation fees) and expenses, including reasonable attorneys’ and other reasonable professionals’ fees and disbursements.

“Governmental Body” means any government or governmental or regulatory body thereof, or political subdivision thereof, whether federal, state, local or foreign, or any agency, instrumentality or authority thereof, or any court or arbitrator (public or private).

“Indemnification Claim” means any claim in respect of which payment may be sought under Article VIII of this Agreement.

“Intellectual Property” means all of the following in any jurisdiction throughout the world:  (i) all patents (including, without limitation, utility patents, design patents, industrial designs, plant patents, inventors’ certificates and utility models), patent applications (including docketed patent disclosures awaiting filing, reissues, divisions, continuations, continuations-in-part and extensions), and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof (collectively, “Patents”); (ii) all trademarks, service marks, trade names, service names, brand names, trade dress rights, logos, slogans, Internet domain names and individual, corporate, business and product names, together with all translations, adaptations, derivations, and combinations thereof, together with the goodwill associated with any of the foregoing, and all applications, registrations and renewals thereof (collectively, “Marks”); (iii) all copyrightable works, all copyrights and applications, registrations and renewals therefor, works of authorship and mask work rights (collectively, “Copyrights”); (iv) all trade secrets and confidential business information (including ideas, research and development, knowhow, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, lists of past and present customers, pricing and cost information, and business and marketing plans and proposals); (v) all Internet domain names, websites and social media accounts (including but not limited to Facebook, Twitter, Tumblr, and Linkedin), together with login and password information, and rights in the telephone numbers, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith; (vi) all Software (including source code, executable code, data, databases, and related documentation) and Technology; (vii) all advertising and promotional materials; (viii) all other proprietary rights; and (ix) all copies and tangible embodiments of any of the foregoing in any form or medium whatsoever.

“IRS” means the Internal Revenue Service.

“Knowledge of the Stockholders” means the actual knowledge of each Stockholder that is reasonable for a person in the position of the Stockholders in the Company’s industry with a similar level of resources.

“Law” means all foreign, federal, state and local laws, statutes, codes, ordinances, rules, regulations, resolutions and Orders.

“Legal Proceeding” means any judicial, administrative or arbitral action, notice, suit, claim, inquiry, investigation or proceeding (public or private) by or before a Governmental Body, Taxing Authority or arbitrator.

“Liability” means any debt, liability or obligation (whether direct or indirect, absolute or contingent, accrued or unaccrued, known or unknown, liquidated or unliquidated, or due or to become due) and including all costs and expenses relating thereto.

“Lien” means any lien, encumbrance, pledge, mortgage, deed of trust, security interest, claim, lease, charge, option, right of first refusal, easement, servitude, covenant, transfer restriction, encroachment, reservation, municipal bond, irregularities of title, or any other restriction or limitation of any kind.

“Material Adverse Effect” means such facts, circumstances, events, or changes that are, individually or in the aggregate, materially adverse to the (i) the business, assets, prospects, properties, results of operations, condition (financial or otherwise) or performance of the Company or the Business or (ii) the ability of the Company to consummate any of the transactions contemplated by this Agreement, but shall not include (x) any change affecting economic or financial conditions generally or (y) any change affecting the Company’s industry as a whole, provided such change does not disproportionately affect the Company.

“Non-Personal Information” means information about a user or consumer that is not Personal Information, including data collected from an IP address, web beacon, pixel tag, ad tag, cookie, JavaScript, local storage, Software, or by any other means, or from a particular computer, web browser, mobile telephone, or other device or application, where such data is or may be used to identify or contact an individual, device, or application (including, without limitation, by means of an advertisement or content), or to predict or infer the preferences, interests, or other characteristics of the device or of a user of such device or application or is otherwise used to target advertisements or other content to a device or application or to a user of such device or application.

“Order” means any order, injunction, judgment, decree, determination, ruling, writ, assessment or arbitration or other award of a Governmental Body.

“Ordinary Course of Business” means the ordinary and usual course of business of the Company and consistent with past practices and applicable Law.

“Permits” means any approvals, authorizations, consents, licenses, permits or certificates of a Governmental Body.

“Person” means any individual, corporation, partnership, firm, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Body or other entity.

“Personal Information” means information from or about an individual that is sufficient to identify such individual, including, but not limited to, an individual’s:  first and last name, home or other physical address; telephone number, including home telephone number and mobile telephone number, email address or other online contact information, such as a user identifier or screen name; financial account number, government-issued identifier, or persistent identifier, such as IP address or other unique identifier associated with a Person, device or web browser; list of contacts; sufficiently precise physical location; or any other information from or about an individual consumer that is combined with information from or about an individual that is sufficient to identify such individual.

“Pre-Closing Tax Period” means any Tax period ending on or before the Closing Date.

“Remark 2013 10-K” means Remark’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013, originally filed with the SEC on March 31, 2014, and amended on April 7, 2014, together with all exhibits thereto.

“Remark Common Stock” means Remark’s common stock, par value $0.001 per share.

“Remark Securities” means, collectively, the Closing Shares, the Restricted Shares and the Warrants.

“Restricted Shares” means the aggregate of all shares of Remark Common Stock issued to all recipients pursuant to Section 3.1(a)(ii) hereof, and each a “Restricted Share.”

“Schedules” means the disclosure schedules of the Company, the Stockholders, Remark and Merger Sub, as applicable, accompanying this Agreement.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Software” means any and all (i) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code, (ii) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, (iii) descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons, and (iv) all documentation including user manuals and other training documentation related to any of the foregoing.

“Straddle Period” means any Tax period beginning before the Closing Date and ending after the Closing Date.

“Subsidiary” means any Person of which a majority of the outstanding voting securities or other voting equity interests are owned, directly or indirectly, by the Company or with respect to which the Company, directly or indirectly, has the power to elect a majority of such Person’s board of directors or similar governing body or otherwise to direct the business and policies of such Person.

“Tax Return” means any return (including any information return), report, statement, schedule, notice, form, or other document or information filed with or submitted to, or required to be filed with or submitted to, any Taxing Authority in connection with the determination, assessment, collection, or payment of any Tax or in connection with the administration, implementation, or enforcement of or compliance with any Law relating to any Tax.

“Taxes” means (i) all federal, state, local or foreign taxes, charges, fees, imposts, levies or other assessments, including, without limitation, all net income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property and estimated taxes, customs duties, fees, assessments and charges of any kind whatsoever, (ii) all interest, penalties, fines, additions to tax or additional amounts imposed by any Taxing Authority in connection with any item described in clause (i) and (iii) any transferee liability in respect of any items described in clauses (i) and/or (ii).

“Taxing Authority” means any (i) nation, state, county, city, town, village, district, or other jurisdiction of any nature, (ii) federal, state, local, municipal, foreign, or other government, (iii) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal), (iv) multi-national organization or body, or (v) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature.

“Technology” means, collectively, all trade secrets, designs, formulae, algorithms, procedures, methods, techniques, ideas, know-how, research and development, technical data, programs, subroutines, tools, materials, specifications, processes, inventions (whether patentable or unpatentable and whether or not reduced to practice), apparatus, creations, improvements and other similar materials, and all recordings, graphs, drawings, reports, analyses, and other works of authorship, and other tangible embodiments of the foregoing, in any form, whether or not specifically listed herein, and all related technology used by the Company in connection with, or that relate to, the Business.

“Transaction Documents” means (i) this Agreement, (ii) the intellectual property assignments, in the forms attached hereto as Exhibit A, (iii) the Warrants, in the form attached hereto as Exhibit B, (iv) any other document or instrument to be executed and delivered on or prior to the Closing in connection with the Contemplated Transactions, as reasonably requested by Remark, and (v) any Schedule, Annex or Exhibit to any of the foregoing.

“Warrants” means the $8.00 Warrants and the $12.00 Warrants.

(b)            Other Definitional and Interpretive Matters.  Unless otherwise expressly provided, for purposes of this Agreement, the following rules of interpretation shall apply:

(i)            Calculation of Time Period.  When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded.  If the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day.

(ii)           Dollars.  Any reference in this Agreement to $ shall mean U.S. dollars.

(iii)          Exhibits/Schedules.  The Exhibits and Schedules to this Agreement are hereby incorporated and made a part hereof and are an integral part of this Agreement.  All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein.  Any capitalized terms used in any Schedule or Exhibit but not otherwise defined therein shall be defined as set forth in this Agreement.  The specific disclosures set forth in the Schedules shall be organized to correspond to a specific section reference in this Agreement to which the qualifying and correspondingly numbered disclosure relates, together with appropriate cross references when disclosure is applicable to other sections of this Agreement, and any disclosure set forth in one section of the Schedules shall not apply to, and shall not be deemed to be disclosed for purposes of, any other section of the Schedules without a specific cross-reference to such other section to which such disclosure is also applicable.

(iv)         Gender and Number.  Any reference in this Agreement to gender shall include all genders, and words imparting the singular number only shall include the plural and vice versa.

(v)          Headings.  The provision of a Table of Contents, the division of this Agreement into Articles, Sections and other subdivisions and the insertion of headings are for convenience of reference only and shall not affect or be utilized in construing or interpreting this Agreement.  All references in this Agreement to any “Section” are to the corresponding Section of this Agreement unless otherwise specified.

(vi)         Herein.  The words “herein,” “hereinafter,” “hereof,” and “hereunder” used herein refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires.

(vii)        Including.  The word “including” or any variation thereof means “including, without limitation” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it.

(viii)        Made Available.  An item shall be considered “made available” to Remark, to the extent such phrase appears in this Agreement, only if such item has been provided in writing to Remark.

(ix)          Reflected On or Set Forth In.  An item arising with respect to a specific representation or warranty shall be deemed to be “reflected on” or “set forth in” a balance sheet or financial statements or information to the extent any such phrase appears in such representation or warranty, if (A) there is a reserve, accrual or other similar item underlying a number on such balance sheet or financial statements or information that relate to the subject matter of such representation, (B) such item is otherwise specifically set forth on the balance sheet or financial statements or information or (C) such item is reflected on the balance sheet or financial statements or information and is specifically set forth in the notes thereto.

(c)            The parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

ARTICLE II

THE MERGER

2.1            The Merger.  At the Effective Time and upon the terms and subject to the conditions of this Agreement, and in accordance with the applicable provisions of the DGCL and the Nevada Code, the Company shall be merged with and into Merger Sub.  Following the Merger, Merger Sub shall continue as the surviving corporation (the “Surviving Corporation”) under the Laws of the State of Delaware and will be a wholly-owned subsidiary of Remark, and the separate corporate existence of the Company shall cease.

2.2            Effective Time.  Subject to the provisions of this Agreement, the parties hereto will cause the Certificate of Merger and other appropriate documents to be delivered and properly filed in such form as required by, and executed in accordance with, the relevant provisions of the DGCL and the Nevada Code as soon as practicable on the Closing Date.  The Merger shall become effective upon the filing of the Certificate of Merger with the Secretary of State of the State of Delaware (the “Effective Time”).

2.3            Closing of the Merger.  The closing of the Merger (the “Closing”) shall take place on the Closing Date at the offices of Olshan Frome Wolosky LLP, Park Avenue Tower, 65 East 55th Street, New York, New York 10022, or at such other time, date or place as agreed to in writing by the parties hereto.

2.4            Effects of the Merger.  The Merger shall have the effects set forth in this Agreement, the Certificate of Merger and the applicable provisions of the DGCL and the Nevada Code.  Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all of the properties, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities, obligations and duties of the Company and Merger Sub shall become the debts, liabilities, obligations and duties of the Surviving Corporation.

2.5            Directors and Officers.  The individuals specified in Schedule 2.5 shall be the initial directors of the Surviving Corporation and shall hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation until their successors are duly elected or appointed and qualified or until their earlier death, resignation or removal.  The individuals specified in Schedule 2.5 shall be the initial officers of the Surviving Corporation and shall hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation and their respective employment agreements (if any), until their successors are duly elected or appointed and qualified or until their earlier death, resignation, removal or termination (subject to their respective employment agreements, if any).

2.6            Organizational Documents.  The certificate of incorporation of Merger Sub, as in effect immediately prior to the Effective Time, will be the certificate of incorporation of the Surviving Corporation until thereafter amended in accordance with such certificate of incorporation and applicable Law.  The bylaws of Merger Sub, as in effect immediately prior to the Effective Time, will be the bylaws of the Surviving Corporation until thereafter amended in accordance with the certificate of incorporation, such bylaws and applicable Law.

ARTICLE III

CONVERSION OF SECURITIES

3.1            Effect on Capital Stock.  At the Effective Time, by virtue of the Merger and automatically without any action on the part of Remark, Merger Sub or the Company, or any holder of capital stock of any of them:

(a)            Each share of Company Common Stock (each, a “Merger Share”) will be cancelled and converted automatically into the right to receive: (i) 0.04  shares of Remark Common Stock to be issued at the Closing, or 400,000 shares of Remark Common Stock in the aggregate; (ii) 0.01  shares of Remark Common Stock to be issued on the one (1) year anniversary of the Closing, or 100,000 shares of Remark Common Stock in the aggregate, provided that such recipient is employed by Remark or any of its Affiliates on such date or such employment was terminated prior to such date by Remark or its Affiliate (as applicable) for any reason; (iii) $8.00 Warrants to purchase 0.05  shares of Remark Common Stock, or 500,000 shares of Remark Common Stock in the aggregate, with an exercise price of $8.00 per one full warrant, provided, that, 12.5% of the aggregate of the $8.00 Warrants received by such recipient shall vest on the last day of each fiscal quarter of Remark beginning on June 30, 2014 and provided, further, that such recipient is employed by Remark or any of its Affiliates on such vesting date or such recipient was terminated prior to such vesting date other than for Cause; and (iv) $12.00 Warrants to purchase 0.05  shares of Remark Common Stock, or 500,000 shares of Remark Common Stock in the aggregate, with an exercise price of $12.00 per one full warrant, provided, that, 12.5% of the aggregate of the $12.00 Warrants received by such recipient shall vest on the last day of each fiscal quarter of Remark beginning on June 30, 2014 and provided, further, that, such recipient is employed by Remark or any of its Affiliates or such vesting date or such recipient was terminated prior to such vesting date other than for Cause (collectively, the “Merger Consideration”).  Notwithstanding the foregoing, if a recipient is employed by Remark or any of its Affiliates, or was terminated other than for Cause prior to, the date a Change of Control of Remark occurs, any unvested portion of such recipient’s Merger Consideration shall be deemed to vest immediately prior to the occurrence of such Change of Control of Remark.  Prior to vesting, neither the $8.00 Warrants nor the $12.00 Warrants shall be transferrable other than to Affiliates of the recipient or by will or the laws of descent and distribution or to the extent otherwise permitted by Remark’s Board of Directors.  After vesting, the $8.00 Warrants and the $12.00 Warrants shall be freely transferrable without Remark’s consent.  The number of Merger Shares owned by each recipient and the amount of the Merger Consideration payable to each recipient in respect of his or her Merger Shares is set forth on Exhibit C.

(b)            Each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one share of common stock of the Surviving Corporation.

(c)            Concurrently with the Closing, Remark shall pay to the Stockholders an aggregate of One Hundred Seventy One Thousand Eight Hundred Ninety Three Dollars and Seventy Five Cents ($171,893.75) in repayment of funds loaned by the Stockholders to the Company by wire transfer of immediately available funds to an account designated in writing by the Stockholders to Remark at least two Business Days prior to the Closing Date.

3.2            Exchange Procedures.

(a)            At the Closing, the Company and the Stockholders shall cause each holder of Merger Shares to surrender the certificate(s) representing his, her or its Merger Shares to Remark.  Promptly upon the surrender of such certificate(s), each such holder shall receive in exchange for such Merger Shares the Closing Shares, the $8.00 Warrants and the $12.00 Warrants by the delivery of original certificates, in such amounts set forth on Exhibit C.  The certificate(s) representing Merger Shares so surrendered shall be duly endorsed in blank for transfer or accompanied by separate stock powers duly executed in blank, and upon surrender shall be cancelled.

(b)            If any certificate representing Merger Shares shall have been lost, stolen or destroyed, Remark may require the making of an affidavit of that fact by the Person claiming such certificate to be lost, stolen or destroyed, together with the posting by such Person of a bond, in such reasonable amount as Remark may direct, as indemnity against any claim that may be made against Remark, Merger Sub, the Company or the Surviving Corporation with respect to such certificate.

3.3            Rights of Stockholders.  At and after the Effective Time, no transfer of Merger Shares shall thereafter be made or recognized.  Until surrender for exchange in accordance with the provisions of Section 3.2, each certificate theretofore representing Merger Shares shall from and after the Effective Time represent for all purposes only the right to receive the Merger Consideration provided for in Section 3.1(a) in exchange therefor.  From and after the Effective Time, holders of certificates representing Merger Shares shall cease to have any rights as stockholders of the Company, except as expressly provided in this Agreement or by applicable Law.

3.4            Escrow.  At the Closing, the Company, Remark, the Surviving Corporation and Computershare Trust Company, N.A., as Escrow Agent, shall enter into an escrow agreement (the “Escrow Agreement”) in the form attached hereto as Exhibit D, pursuant to which One Hundred and Twenty Five Thousand (125,000) of the Closing Shares shall be deposited into escrow (the “Escrow Account”) with Escrow Agent at Closing.  The Surviving Corporation shall pay all escrow fees under the Escrow Agreement.  Subject to any claims made in accordance herewith, the balance of the Closing Shares remaining in the Escrow Account on the 12-month anniversary of the Closing Date (the “Escrow Termination Date”) less the amount of any claims then outstanding and unresolved shall be distributed to the individuals listed on Exhibit C in the percentage across from such individual’s name on Exhibit C upon the Escrow Termination Date.  The parties hereto agree that any release of the Closing Shares from the Escrow Account shall constitute part of the Merger Consideration.

3.5            Withholding Rights.  Notwithstanding anything in this Agreement to the contrary and subject to the remainder of this Section 3.5, Remark, Merger Sub and the Company shall be entitled to withhold and deduct from the consideration otherwise payable pursuant to this Agreement such amounts as Remark, Merger Sub or the Company are required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local or foreign Tax Law.  To the extent that withholding is required under the preceding sentence, Remark shall demand that the Person in respect of which such withholding is required remit to Remark, Merger Sub or the Company the amount of such Tax due in readily available funds within three (3) days of such demand.  If such demand is not met, Remark, Merger Sub or the Company shall withhold and deduct from the consideration otherwise payable pursuant to this Agreement as provided above.  To the extent that amounts are so withheld and paid over to the appropriate Governmental Body, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding were made.

3.6            Code Section 83(b) Elections.  Each of the individuals listed on Exhibit C shall deliver to Remark at the Closing a duly executed election under Code Section 83(b) relating to the Restricted Shares and authorization to file such election with the IRS on each individual’s behalf following the Closing.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE
COMPANY AND THE BUSINESS

The Company represents and warrants to Remark and Merger Sub as follows:

4.1            Organization and Good Standing.  The Company is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Nevada and has all requisite corporate power and authority to own, lease and operate its properties and assets and carry on its business.  The Company is duly qualified or authorized to do business and is in good standing under the Laws of the State of Nevada.  The Company has made available to Remark and Merger Sub a true and complete copy of its articles of incorporation and bylaws, each as currently in effect.

4.2            Authorization of Agreement.  The Company has all requisite corporate power and authority to execute and deliver this Agreement and each other Transaction Document to be executed by it in connection with the consummation of the Contemplated Transactions (collectively, the “Company Documents”), to perform its obligations hereunder and thereunder and to consummate the Contemplated Transactions.  The execution and delivery of this Agreement and the Company Documents, the performance of the Company’s obligations hereunder and thereunder and the consummation of the Contemplated Transactions have been duly authorized by all requisite corporate action on the part of the Company, including, but not limited to approval by the Board of Directors and stockholders of the Company.  This Agreement and each of the Company Documents has been duly and validly executed and delivered by the Company, and (assuming the due authorization, execution and delivery by the other parties hereto and thereto) constitutes the legal, valid and binding obligation of the Company, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

4.3            Conflicts; Consents of Third Parties.

(a)            None of the execution or delivery by the Company of this Agreement or any of the Company Documents, the consummation of any of the Contemplated Transactions, or compliance by the Company with any of the provisions hereof or thereof does or will conflict with, or result in any violation of, or constitute a breach of or a default (with or without notice or lapse of time, or both) under, or result in the loss of any benefit under, or permit the acceleration of any obligation under, or give rise to a right of termination, modification or cancellation under, or result in the creation of any Lien upon any of the assets of the Company under, any provision of (i) the articles of incorporation or bylaws of the Company, each as currently in effect; (ii) any Contract or Permit to which the Business or the Company is a party or by which the Company is bound; (iii) any Order of any Governmental Body applicable to the Business or the Company or by which the Company is bound; or (iv) any applicable Law.

(b)            No consent, waiver, approval, Order, Permit or authorization of, or declaration, registration or filing with, or notification to, any Person or Governmental Body is required on the part of the Company in connection with the execution, delivery or performance of this Agreement or any of the Company Documents, the compliance by the Company with any of the provisions hereof or thereof, or the consummation of the Contemplated Transactions.

4.4            Capitalization; Subsidiaries.

(a)            The authorized and issued shares of capital stock of the Company is as set forth on Schedule 4.4.  The outstanding shares of Company Common Stock and the beneficial and record owners thereof are as set forth on Schedule 4.4.  All outstanding shares of Company Common Stock are duly authorized, validly issued, fully paid and non-assessable, and issued free from preemptive rights.  Except as set forth on Schedule 4.4, there are no outstanding (a) securities convertible into or exchangeable for capital stock of the Company, (b) options, warrants or other rights to purchase or subscribe for capital stock of the Company or (c) contracts, commitments, agreements, understandings or arrangements of any kind relating to the issuance of any capital stock of the Company, any such convertible or exchangeable securities or any such options, warrants or rights, pursuant to which, in any of the foregoing cases, the Company is subject or bound.  All outstanding options to purchase shares of Company Common Stock set forth on Schedule 4.4 will be deemed exercised in full immediately prior to the Closing and all Merger Shares received upon such exercise will be cancelled and converted automatically into Merger Consideration in accordance with Section 3.1(a).  There are no voting trusts, voting agreements, proxies, shareholders’ agreements or other similar instruments restricting or relating to the rights of the holders of shares of Company Common Stock to vote, transfer or receive dividends with respect to the shares of Company Common Stock or with respect to the management or control of the Company.  All outstanding shares of Company Common Stock are owned by the stockholders of the Company free and clear of all Liens and, as a result of the Merger, Remark will acquire good, valid and marketable title to such shares of Company Common Stock free and clear of all Liens, other than those that may be created by Remark.

(b)            The Company does not have any Subsidiaries, and does not own, directly or indirectly, any equity interest in any other Person.

4.5            Financial Information.  Schedule 4.5 sets forth certain unaudited financial information of the Company (the “Financial Information”).  The Financial Information (i) is true, complete and correct in all respects, (ii) has been prepared on a consistent basis throughout the periods indicated, and (iii) presents fairly the financial condition of the Business insofar as may be presented by such data, as of the dates and during the periods indicated therein.

4.6            No Undisclosed Liabilities.  The Company does not have any Liabilities of any kind or nature, other than Liabilities (i) set forth in the Financial Information or (ii) incurred in the Ordinary Course of Business after January 1, 2014 that do not, individually or in the aggregate, involve amounts in excess of $10,000.  The Company does not have any indebtedness for borrowed money other than with respect to the funds loaned by the Stockholders to the Company to be paid off at Closing in accordance with Section 3.1(c).

4.7            Absence of Certain Developments.  Since January 1, 2014, (i) the Company has conducted the Business only in the Ordinary Course of Business, (ii) there has not been any event, change, occurrence or circumstance that, individually or in the aggregate, has had, or would reasonably be expected to have, a Material Adverse Effect, and (iii) there has not been any uninsured damage, destruction, loss or casualty to any property or assets of the Business or the Company.

4.8            Taxes.

(a)            The Company has:

(i)            duly and timely filed, or caused to be filed, in accordance with applicable law all Company Tax Returns required to be filed by or with respect to the Company on or prior to the Closing Date, each of which is true, correct and complete,

(ii)          duly and timely paid in full, or caused to be paid in full, all Company Taxes due and payable with respect to the Company on or prior to the Closing Date, and

(iii)          with respect to the Company, properly accrued on its books and records a provision for the payment of all Company Taxes that are due, are claimed to be due, or may or will become due with respect to any Pre-Closing Tax Period or the portion of any Straddle Period ending on the Closing Date.

(b)            No extension of time to file a Company Tax Return, which Company Tax Return has not since been filed in accordance with applicable law, has been filed.  There is no power of attorney in effect with respect or relating to any Company Tax or Company Tax Return.

(c)            No Company Tax Return has ever been filed, and no Company Tax has ever been determined, on a consolidated, combined, unitary or other similar basis (including, but not limited to, a consolidated federal income Tax return).  There is no actual or potential theory or circumstance (including, but not limited to, as a transferee or successor, under Code Section 6901 or Treasury Regulation Section 1.1502-6, as result of a Tax sharing agreement or other contract or by operation of law) under which the Company is or may be liable for any Tax determined, in whole or in part, by taking into account any income, sale, asset of or any activity conducted by any other Person.

(d)            The Company has complied in all respects with all applicable law relating to the deposit, collection, withholding, payment or remittance of any Tax (including, but not limited to, Code Section 3402).

(e)            There is no lien for any Tax upon any asset or property of the Company (except for any statutory lien for any Tax not yet due).

(f)             No Legal Proceeding is pending, or to the Knowledge of the Stockholders, threatened or proposed with regard to any Company Tax or Company Tax Return.  To the Knowledge of the Stockholders, no event or circumstance results in any significant risk that any such Legal Proceeding will occur.

(g)            The statute of limitations relating to any Company Tax or any Company Tax Return has ever been modified, extended or waived.

(h)            Any assessment, deficiency, adjustment or other similar item relating to any Company Tax or Company Tax Return has been reported to all Taxing Authorities in accordance with applicable law.

(i)             No jurisdiction where no Company Tax Return has been filed or no Company Tax has been paid has made or, to the Knowledge of the Stockholders, threatened to make a claim for the payment of any Company Tax or the filing of any Company Tax Return.

(j)             The Company is not a party to any agreement with any Taxing Authority (including, but not limited to, any closing agreement within the meaning of Code Section 7121 or any analogous provision of applicable law).  No private letter or other ruling or determination from any Taxing Authority relating to any Company Tax or Company Tax Return has ever been requested or received.

(k)            The Company is not and has never been a beneficiary or otherwise participated in any reportable transaction within the meaning of Treasury Regulation Section 1.6011-4(b)(1).

4.9            Real Property.  The Company does not own or lease any real property.

4.10         Tangible Personal Property; Title to and Sufficiency of Assets.

(a)            The Company does not lease any personal property.

(b)            The Company has good, valid and marketable title to all of the assets of the Company, including, without limitation, all assets related to, used in, or intended for use in, the conduct of the Business, free and clear of all Liens.  All tangible personal property owned by the Company or subject to Personal Property Leases is in good operating condition and repair, ordinary wear and tear excepted, and is suitable and adequate for the uses for which it is intended or is being used.

(c)            Neither the Stockholders, nor any other Person receiving Merger Consideration owns any asset or property related to, used in or intended for use in connection with the Business (other than personal computers and software, which are not subject to this transaction); provided, however, that, for the avoidance of doubt, to the extent the Stockholders or any other Person receiving Merger Consideration does own any such asset or property, then such asset or property (other than personal computers and software, which are not subject to this transaction) shall be transferred to the Company prior to Closing and the representations and warranties in this Article IV that apply to the Company shall also be deemed to apply to the Stockholders with respect to such asset or property.

4.11          Intellectual Property.

(a)            Schedule 4.11 identifies all Company IP and Company Licensed IP owned or leased by the Company, including such Company IP used by the Company in connection with the Business, as currently conducted or contemplated to be conducted by Company, including all: (i) Patents and applications therefor, the registration number, issue date, title, expiration date and next deadline for each country in which any such Patent has been issued, or the application number, date of filing, title, inventor information and status for each country in which any such Patent application is pending; (ii) registered Marks and indicia of source that the Company has identified as unregistered Marks in use or intended to be in use, as well as all applications for registration of Marks, the registration number and registration date, or the application number and application date, related thereto, along with the class of goods or services and the descriptions covered thereby, the countries of filing, and the next status deadline for each registration and application in each country in which a registration was issued or is pending; (iii) registered and unregistered material Copyrights, including a description of any Software (including source code, executable code, data, databased or otherwise) necessary for the Business, including any code being developed for use in the Business, and applications for registration of Copyrights, the registration number and registration date, or the application number and application date, related thereto, and the countries of filing; (iv) registered Internet domain names; (v) trade names; and (vi) social media pages, including, but not limited to Facebook, Twitter, Youtube, Google Plus, Instagram and Pinterest.  All renewal, application and other fees, and all other actions, required for the maintenance, registration or prosecution of any of the Company IP prior to the Closing have been paid.  For each registered Copyright and unregistered material Copyright identified in Schedule 4.11, if the work subject to copyright protection was created by an independent contractor or others who were not employees of the Company acting within the scope of their employment, the Company represents and warrants that the creator of the work has properly transferred or assigned all of his/her right, title and interest in and to the work, including all copyrights therein and thereto to the Company, and the Company has delivered to Remark and Merger Sub all written agreements acknowledging ownership of such registered and/or unregistered Copyrights in the Company’s name.

(b)            The Company IP and the Company Licensed IP constitutes all material Intellectual Property currently used or held for use or necessary for the operation of the Business as presently conducted or proposed to be conducted by the Company.  The Company owns or has the right to use without payment to a third Person all of the Company IP.  Company’s rights in, to and under the Company IP are freely transferable and assignable to Remark.  The Company owns (beneficially and of record) all right, title and interest in and to all Company IP free and clear of all Liens. The Company IP has not been sold, assigned or transferred to a third Person, or abandoned, permitted to lapse or passed into the public domain.  To the Knowledge of the Stockholders, none of the Company IP is used or available for use by any Person other than the Company.  To the Knowledge of the Stockholders, the Company IP is valid and enforceable and is not and has not been the subject of any Legal Proceeding regarding opposition to registration, cancellation or similar claim naming Company or any of its affiliates as a party, and there are no facts, circumstances, or information that would be expected to: (i) render any of the Company IP invalid or unenforceable or (ii) adversely affect, limit, restrict, impair or impede the ability of Remark to use and practice the Company IP upon the Closing in the same or similar manner as currently used and practiced by Company (and as currently planned to be used and practiced or used or practiced within the past year by Company).  To the Knowledge of the Stockholders, all of the other rights within the Company IP are valid and subsisting.

(c)            The Company has taken commercially reasonable actions to protect the Company IP, including, but not limited to, maintaining the confidentiality of the Company’s confidential or proprietary information.  The Company has not received any opinion of counsel (whether internal or external, written or oral) relating to the patentability, infringement, validity or enforceability of any Company IP.  There are no material agreements or other arrangements pursuant to which the Company has licensed to any other Person or otherwise permitted any other Person to use (through non-assertion, settlement or similar agreements or otherwise) any of the Company IP.  The Company has the sole and exclusive right to bring actions for infringement or unauthorized use of all of the Company IP.  To the Knowledge of the Stockholders, there is no unauthorized use, infringement or misappropriation of the Company IP by any third party.

(d)            Neither the Company IP, nor the development or use thereof or any other Intellectual Property used by the Company for the operation of the Business as presently conducted misappropriates or infringes or has misappropriated or infringed, nor, to the Knowledge of the Stockholders, shall Remark’s use thereof following the Closing in substantially the same manner it was used prior to the Closing, misappropriate or infringe, any Intellectual Property of any third Person or constitute unfair competition or trade practices under the laws of the relevant jurisdiction.  The Company has not received any written or oral complaint, claim, demand, or notice, alleging any such infringement (including any claim that the Company must license or refrain from using any Intellectual Property rights of any third party) or unfair competition or trade practices, and none of the Company IP is subject to any outstanding order by or with any court, arbitrator, or administrative agency, or has been the subject of any litigation or, to the Knowledge of the Stockholders, threatened claim or litigation, whether or not resolved in favor of the Company.

(e)            Except for consumer operating systems, off-the-shelf-hardware, consumer hardware, and/or information technology or communication devices, Schedule 4.11 identifies each item of licensed Company Licensed IP material to the operation of the Business.  To the Knowledge of the Stockholders, with respect to each item of Company Licensed IP:

(i)            the license, agreement or permission covering such Company Licensed IP (each a “License Agreement”) and collectively, the “License Agreements”) is and, following the consummation of the contemplated transaction as it relates to the assignable Company Licensed IP will be, to the Knowledge of the Stockholders, legal, valid, binding and enforceable by the Company or the Surviving Entity, as applicable, against all other parties thereto, and in full force and effect on identical terms following the consummation of the contemplated transactions, provided the licensors in each such License Agreement comply with the terms and conditions of the License Agreement;

(ii)          such Company Licensed IP is being used by the Company in accordance with the applicable License Agreement, the Company is not in default under any such License Agreement, and there exists no condition that does, or is reasonably likely to, result in a violation or breach, of, or constitute (with or without due notice or lapse of time or both) a default by the Company under any License Agreement and, to the Knowledge of the Stockholders, there exists no event of default or condition that does or is reasonably likely to result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default by any party under any License Agreement by any other party;

(iii)          the Company has made available to Remark for review true and complete copies of each written License Agreement identified on Schedule 4.11; and

(iv)         the Company has identified any and all non-written licenses, agreements, and/or other permissions relating to the Company Licensed IP on Schedule 4.11.

4.12          Material Contracts.

(a)            Schedule 4.12 sets forth a true, correct and complete list of all Contracts relating to the Business to which the Company is a party or by which the Company or any of its assets is bound that (i) are material to the Business or (ii) involve annual payments or receipts in excess of $10,000 (collectively, the “Material Contracts”).

(b)            (i) Each Material Contract is a valid, binding and enforceable obligation of the Company and, to the Knowledge of the Stockholders, of the other party or parties thereto, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting creditors’ rights generally and general principles of equity (regardless of whether considered in a proceeding at law or in equity), and (ii) each Material Contract is in full force and effect.

(c)            (i) Neither the Company nor, to the Knowledge of the Stockholders, any other party thereto is in breach of or default under any term of any Material Contract and (ii) no event has occurred that with notice or lapse of time, or both, would constitute a breach of or a default by the Company or any other party under any Material Contract.

(d)            The Company has not received written notice of termination, cancellation or non-renewal that is currently in effect with respect to any Material Contract and, to the Knowledge of the Stockholders, no other party to a Material Contract plans to terminate, cancel or not renew any such Material Contract.

4.13          Employee Benefits Plans.  The Company has never maintained, contributed to, nor sponsored any “employee benefit plan” (as defined in Section 3(3) of ERISA) or any other employee plan, program, policy, practices, procedure, arrangement or agreement maintained, contributed to or required to be contributed to by the Company (each, a “Company Benefit Plan”).  Neither the Company nor any Affiliate of the Company has ever contributed to a multi-employer plan within the meaning of Section 3(37) of ERISA.

4.14          Labor.  The Company is not a party to any collective bargaining agreement.  There are no (i) strikes, work stoppages, work slowdowns, lockouts, picketing, concerted refusals to work overtime, or other similar labor activities pending or, to the Knowledge of the Stockholders, threatened against or involving the Company currently or within the last three (3) years, or (ii) unfair labor practice charges, grievances or complaints pending or, to the Knowledge of the Stockholders, threatened by or on behalf of any employee or group of employees of the Company.  To the Knowledge of the Stockholders, the Company has complied with applicable Laws respecting employment practices, independent contractors, terms and conditions of employment and wages and hours and has not engaged in any unfair labor practice.

4.15          Litigation.  There are no Legal Proceedings pending or, to the Knowledge of the Stockholders, threatened against the Business, the Company or any of its assets, nor are any of the foregoing subject to any Order.  There are no Legal Proceedings pending or, to the Knowledge of the Stockholders, threatened that are reasonably likely to prohibit or limit the ability of the Company to enter into this Agreement or any of the Company Documents, to consummate any of the transactions contemplated hereby or thereby or to perform any of its obligations hereunder or thereunder.

4.16          Compliance with Laws; Permits.

(a)            To the Knowledge of the Stockholders, the Company is in compliance with all Laws applicable to it, any of its assets, the Business and its operations.  The Company has not received written notice of the violation of any such Laws.

(b)            Schedule 4.16 sets forth a true, correct and complete list of all Permits held by the Company.  The Company has all Permits that are required for the operation of the Business as currently conducted and as currently contemplated to be conducted.  All Permits are valid, binding and in full force and effect.  The Company is not in default or violation (and no event has occurred which, with notice or the lapse of time, or both, would constitute a default or violation) of any term, condition or provision of any such Permit.

4.17         Privacy; Data Security.  The Company’s mobile applications and websites provide notice of its privacy and data security practices (each such notice to be defined as a “Privacy Policy”), which Privacy Policies do not contain any material misstatements or omissions of the Company’s privacy practices or practices concerning the collection, use, protection and disclosure of Personal Information or Non-Personal Information.  The Company and, to the Knowledge of the Stockholders, all third parties acting on the Company’s behalf or having authorized access to the Company’s Books and Records have complied in all material respects with all Laws relating to:  (i) the privacy of users of (including Internet or mobile users who view or interact with) all of the websites and other electronic resources and platforms of the Company or third parties acting on the Company’s behalf or having authorized access to the Company’s Books and Records, (ii) the collection, use, storage, retention, disclosure, and disposal of any Personal Information or Non-Personal Information collected by the Company or by third parties acting on the Company’s behalf or having authorized access to the Company’s Books and Records or otherwise provided to the Company; or (iii) the security of Personal Information to which the Company or third parties acting on the Company’s behalf or otherwise having authorized access to the Company’s Books and Records have access or otherwise collect or handle, including, to the extent subject thereto, to the Network Advertising Initiative’s Self-Regulatory Code of Conduct (2008), the Digital Advertising Alliance’s Self-Regulatory Principles for Online Behavioral Advertising, and the Federal Trade Commission’s Principles for the Self Regulation of Online Behavioral Advertising (2010).  No Proceedings have been asserted or, to the Knowledge of the Stockholders, are threatened against the Company by any Person alleging a violation of any Person’s privacy, personal or confidentiality rights under the Company’s privacy policies or any applicable Law.  Neither this Agreement nor the Contemplated Transactions, including any disclosures of data, will violate the Company’s Privacy Policies as they currently exist or as they existed at any time during which any of the Personal Information or Non-Personal Information was collected or obtained.  To the Knowledge of the Stockholders, there has been no unauthorized access to or unauthorized disclosure or use of Personal Information owned or licensed by the Company or in the Company’s possession or control by or to any third party.

4.18         Financial Advisors.  No Person has acted, directly or indirectly, as a broker, finder or financial advisor for the Company in connection with the Contemplated Transactions and no Person is entitled to any fee or commission or like payment from Remark, Merger Sub or the Company in respect thereof.

4.19          Bank Accounts.  Schedule 4.19 sets forth the names of all banks or other financial institutions with which the Company maintains any account or safe deposit box and identifies each such account and safe deposit box, together with the names of all Persons authorized to draw therefrom or to have access thereto.

4.20          Books and Records.  The books of account and other Books and Records of the Company, all of which have been delivered to Remark on or prior to the Closing Date, are complete and accurate.

4.21         Transactions With Related Parties.  None of the Stockholders or other recipients of Merger Consideration or any present or former member or manager of the Company, or any Affiliate of any Stockholders or other recipients of Merger Consideration or such member or manager, is currently a party to any transaction with the Business or the Company, including, without limitation, any Contract providing for the employment of, furnishing of services by, rental of assets from or to, or otherwise requiring payments to, any such Person.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDERS

Each Stockholder severally and not jointly hereby represents and warrants, only as to each such Stockholder in such Stockholder’s individual capacity and not as to any other Stockholder, to Remark and the Company as follows:

5.1            Authorization of Agreement.  Each Stockholder has all requisite power, authority and legal capacity to execute and deliver this Agreement and each other Transaction Document to be executed by such Stockholder in such Stockholder’s individual capacity in connection with the consummation of the Contemplated Transactions (collectively, the “Stockholder Documents”), to perform its obligations hereunder and thereunder and to consummate the Contemplated Transactions.  The execution and delivery of this Agreement and the Stockholder Documents, the performance of the Stockholder’s obligations hereunder and thereunder and the consummation of the Contemplated Transactions have been duly authorized by all requisite action on the part of the Stockholder.  This Agreement and each of the Stockholder Documents has been duly and validly executed and delivered by the Stockholder, and (assuming the due authorization, execution and delivery by the other parties hereto and thereto) constitutes the legal, valid and binding obligation of the Stockholder, enforceable against the Stockholder in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

5.2            Conflicts; Consents of Third Parties.

(a)            None of the execution or delivery by the Stockholder of this Agreement or any of the Stockholder Documents, the consummation of the Contemplated Transactions, or compliance by the Stockholder with any of the provisions hereof or thereof does or will conflict with, or result in any violation of, or constitute a breach of or a default (with or without notice or lapse of time, or both) under, or result in the loss of any benefit under, or permit the acceleration of any obligation under, or give rise to a right of termination, modification or cancellation under, or result in the creation of any Lien upon any of the Company’s assets under, any provision of (i) any Contract or Permit to which the Stockholder is a party or by which the Stockholder or any of its properties or assets is bound; (ii) any Order of any Governmental Body applicable to the Stockholder or by which the Stockholder or any of its properties or assets is bound; or (iii) any applicable Law.

(b)            No consent, waiver, approval, Order, Permit or authorization of, or declaration, registration or filing with, or notification to, any Person or Governmental Body is required on the part of the Stockholder in connection with the execution, delivery or performance of this Agreement or any of the Stockholder Documents, the compliance by the Stockholder with any of the provisions hereof or thereof, or the consummation of any of the Contemplated Transactions.

5.3            Litigation.  There are no Legal Proceedings pending or, to the Knowledge of the Stockholders, threatened that are reasonably likely to prohibit or limit the ability of the Stockholder to enter into this Agreement or any of the Stockholder Documents, to consummate the Contemplated Transactions or to perform any of its obligations hereunder or thereunder.

5.4            Financial Advisors.  No Person has acted, directly or indirectly, as a broker, finder or financial advisor for the Stockholder in connection with the transactions contemplated by this Agreement.  No Person is entitled to any fee or commission or like payment from Remark, Merger Sub or the Company in respect thereof.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF REMARK AND MERGER SUB

Remark and Merger Sub hereby jointly and severally represent and warrant to the Company and the Stockholders as follows:

6.1            Organization and Good Standing.  Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware and has all requisite corporate power and authority to own, lease and operate its properties and assets and carry on its business.  Remark is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware and has all requisite corporate power and authority to own, lease and operate its properties and assets and carry on its business.  Merger Sub and Remark are each duly qualified or authorized to do business and are in good standing under the Laws of each jurisdiction in which Merger Sub and Remark, as applicable, owns, leases or operates its properties and assets and each other jurisdiction in which the conduct of its business or the ownership of its properties and assets requires such qualification or authorization.  Remark has made available to the Company true and complete copies of its certificate of incorporation and bylaws, each as currently in effect.

6.2            Authorization of Agreement.  Each of Remark and Merger Sub has all requisite power and authority to execute and deliver this Agreement and each other Transaction Document to be executed by it in connection with the consummation of the transactions contemplated by this Agreement (the “Remark Documents”), to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.  The execution and delivery by Remark and Merger Sub of this Agreement and the Remark Documents, the performance of its obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all requisite action on the part of Remark and Merger Sub, as applicable.  This Agreement and each of the Remark Documents has been duly and validly executed and delivered by Remark and Merger Sub, as applicable, and (assuming the due authorization, execution and delivery by the other parties hereto and thereto) constitutes the legal, valid and binding obligation of Remark and Merger Sub, as applicable, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

6.3            Conflicts; Consents of Third Parties.

(a)            None of the execution or delivery by Remark or Merger Sub of this Agreement or any of the Remark Documents, the consummation of the Contemplated Transactions contemplated hereby or thereby, or compliance by Remark or Merger Sub with any of the provisions hereof or thereof does or will conflict with, or result in any violation of, or constitute a breach of or a default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, modification or cancellation under, or result in the creation of any Lien upon any of the properties or assets of Remark or Merger Sub under, any provision of (i) either of their certificates of incorporation or bylaws, each as currently in effect; (ii) any Contract or Permit to which Remark or Merger Sub is a party or by which Remark or Merger Sub or any of its properties or assets is bound; (iii) any Order of any Governmental Body applicable to Remark or Merger Sub or by which Remark or Merger Sub or any of its properties or assets is bound; or (iv) any applicable Law.

(b)            No consent, waiver, approval, Order, Permit or authorization of, or declaration, registration or filing with, or notification to, any Person or Governmental Body is required on the part of either Remark or Merger Sub in connection with the execution, delivery or performance of this Agreement or any of the Remark Documents, the compliance by Remark and Merger Sub with any of the provisions hereof or thereof, or the consummation of the Contemplated Transactions.

6.4            Capitalization; Subsidiaries.

(a)            The authorized capital stock of Remark consists of 20,000,000 shares of Remark Common Stock and 1,000,000 shares of preferred stock.  At March 31, 2014, 11,288,759 shares of Remark Common Stock and zero shares of preferred stock were issued and outstanding.

(b)            Except for the Remark Common Stock, options to purchase Remark Common Stock, warrants to purchase Remark Common Stock and convertible promissory notes issued and outstanding and otherwise as set forth in Remark’s filings with the SEC, (i) no person has any right to purchase any capital interest, profits interest, economic interest, voting rights, or ownership of Remark or any of its stock; (ii) there are no outstanding capital interests, profits interests, economic interests, voting rights or other ownership interests in Remark, and no options, warrants (other than the Warrants granted herein), rights, calls or commitments with respect thereto; and (iii) there are no contracts, arrangements, commitments or restrictions relating to the transfer, sale or purchase of any of the Remark Common Stock.

(c)            Remark does not have any Subsidiaries, and does not own, directly or indirectly, any equity interest in any other Person, except as set forth in Remark’s filings with the SEC.

6.5            Financial Information.  Remark’s consolidated financial statements included in the Remark 2013 10-K (i) are true, complete and correct in all respects, (ii) were prepared on a consistent basis throughout the periods indicated, and (iii) present fairly the financial condition of the business of Remark insofar as may be presented by such data, as of the dates and during the periods indicated therein.

6.6            SEC Reports.  Remark has filed or furnished all forms, documents and reports required to be filed or furnished prior to the date of this Agreement by it with the SEC since December 31, 2012 (the “Remark SEC Documents”).  As of their respective dates, or, if amended, as of the date of the last such amendment, the Remark SEC Documents complied in all material respects with the requirements of the Securities Act and the Exchange Act, as the case may be, and none of the Remark SEC Documents contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

6.7            Taxes.

(a)            Remark has:

(i)           duly and timely filed, or caused to be filed, in accordance with applicable law all tax returns required to be filed by or with respect to Remark, each of which is true, correct and complete, and

(ii)          duly and timely paid in full, or caused to be paid in full, all taxes due and payable with respect to Remark.

(b)            Remark has complied in all respects with all applicable law relating to the deposit, collection, withholding, payment or remittance of any Tax (including, but not limited to, Code Section 3402).

(c)            There is no lien for any Tax upon any asset or property of Remark (except for any statutory lien for any Tax not yet due).

(d)            No Legal Proceeding is pending, or to Remark’s knowledge, threatened or proposed with regard to any Tax or tax return affecting Remark.  No event or circumstance results in any significant risk that any such Legal Proceeding will occur.

(e)            Any assessment, deficiency, adjustment or other similar item relating to any Tax or tax return has been reported to all Taxing Authorities in accordance with applicable law.

(f)            No jurisdiction where no tax return has been filed or no Tax has been paid has made or, to Remark’s knowledge, threatened to make a claim for the payment of any Tax or the filing of any tax return.

(g)            Remark is not and has never been a beneficiary or otherwise participated in any reportable transaction within the meaning of Treasury Regulation Section 1.6011-4(b)(1).

6.8            Litigation.  There are no Legal Proceedings pending or, to the knowledge of Remark, threatened that are reasonably likely to prohibit or limit the ability of Remark or Merger Sub to enter into this Agreement or any of the Remark Documents, to consummate the Contemplated Transactions or to perform any of its obligations hereunder or thereunder.

6.9            Financial Advisors.  No Person has acted, directly or indirectly, as a broker, finder or financial advisor for Remark in connection with the transactions contemplated by this Agreement.  No Person is entitled to any fee or commission or like payment from the Stockholders in respect thereof.

6.10          Remark Securities.  When issued, the Closing Shares, the Restricted Shares and the Warrants to be issued to under this Agreement, and the shares of Remark Common Stock issuable upon exercise of the Warrants: (a) will be free and clear of all Liens other than those created under this Agreement and the other Transaction Documents, or under the Securities Act and any applicable state securities laws; (b) will be duly authorized and validly issued, and fully paid and non-assessable; (c) will not have been issued in violation of any preemptive or subscription rights, rights of first refusal or similar rights; and (d) will have been issued pursuant to a valid exemption from registration under the Securities Act and other applicable securities laws, provided that the representations of the recipients of the Merger Consideration made to Remark in connection with this Agreement are true and accurate.

6.11          Compliance with Laws.  Remark is in compliance with all Laws applicable to any of its material assets, its business and its operations.  Remark has not received written notice of the violation of any such Laws.

ARTICLE VII

COVENANTS

7.1            Further Assurances.  At any time or from time to time after the Closing, at the request of Remark and without further consideration, at Remark’s sole expense, the Company agrees to execute and deliver to Remark any further documents or instruments and perform any further acts that may reasonably be deemed necessary, appropriate or advisable by Remark to vest, record, perfect, support and/or confirm the rights herein conveyed, or intended so to be, with respect to the Contemplated Transactions.  Nothing herein shall be deemed a waiver by Remark of its right to receive at the Closing an effective assignment of such rights by the Company as otherwise set forth in this Agreement.

7.2            Confidentiality.  The Company acknowledges that it and its Affiliates possess and may continue to possess after the Closing knowledge of confidential and valuable business information relating to the Company and the Business not generally known by or available to the public and agrees, and shall cause its Affiliates, at all times (a) to keep confidential all such information, (b) not to use such confidential information on its own behalf (except in connection with the transactions contemplated hereby) or on behalf of any other Person, other than Remark or Remark’s Affiliates, and (c) not to disclose such confidential information to any third party (other than to the Company’s counsel, accountants and other representatives in connection with the transactions contemplated hereby) without Remark’s prior written approval; provided, however, that the Company shall not have any such obligations with respect to confidential information that has become a matter of public knowledge or has been or is hereafter publicly disclosed, in any case other than by or through the Company.

7.3            Reserved.

7.4            Publicity.  Neither the Company nor any of its Affiliates shall issue any press release or public announcement concerning this Agreement or any of the transactions contemplated hereby or make any other public disclosure containing the terms of this Agreement.  Neither Remark nor any of its Affiliates shall issue any press release or public announcement concerning this Agreement or any of the transactions contemplated hereby or make any other public disclosure containing the terms of this Agreement without obtaining the prior approval of the Stockholders as to the form of such press release or announcement, which approval will not be unreasonably withheld or delayed, unless, in the judgment of Remark, disclosure is otherwise required by applicable Law or by the applicable rules of any stock exchange on which Remark or any of its Affiliates lists securities, provided, that, to the extent disclosure is required by applicable Law, the party intending to make such release shall use its commercially reasonable efforts consistent with applicable Law to consult with the other party with respect to the text thereof.  The parties acknowledge that Remark will be required to make filings with the SEC disclosing the terms of this Agreement and the transactions contemplated thereby.

7.5            Tax Matters.

(a)            To the extent permitted under applicable law, the Stockholders, the Company and Merger Sub shall close or terminate (or cause to be closed or terminated), as of the close of business on the Closing Date, each Tax period relating to any Company Tax or Company Tax Return.

(b)            To the extent not filed prior hereto, Merger Sub shall prepare or cause to be prepared, in accordance with applicable law and consistent with past practice, each Company Tax Return for each Pre-Closing Tax Period.  At least twenty (20) days prior to the date on which a Company Tax Return for a Pre-Closing Tax Period is due (after taking into account any valid extension), Merger Sub shall deliver such Company Tax Return to the Stockholders.   No later than five (5) days prior to the date on which a Company Tax Return for a Pre-Closing Tax Period is due (after taking into account any valid extension), the Stockholders may make reasonable changes and revisions to such Company Tax Return.  Merger Sub shall cooperate fully in making any reasonable changes and revisions to any Company Tax Return for a Pre-Closing Tax Period.  The Company agrees to reimburse Merger Sub an amount equal to any Company Tax due with respect to a Company Tax Return (as reasonably revised by the Stockholders) for a Pre-Closing Tax Period, and Merger Sub shall file such Company Tax Return.

(c)            Merger Sub shall prepare and file each Company Tax Return for any Straddle Period in accordance with applicable law.  At least twenty (20) days prior to the date on which a Company Tax Return for a Straddle Period is due (after taking into account any valid extension), Merger Sub shall deliver such Company Tax Return to the Stockholders. No later than five (5) days prior to the date on which a Company Tax Return for any Straddle Period is due (after taking into account any valid extension), the Stockholders may make reasonable changes and revisions to such Company Tax Return.  Merger Sub shall cooperate fully in making any reasonable changes and revisions to any Company Tax Return for any Straddle Period.  The Company agrees to reimburse Merger Sub an amount equal to the Company Tax on any Company Tax Return for a Straddle Period to the extent such Company Tax relates, as determined under Section 7.5(d), to the portion of such Straddle Period ending on and including the Closing Date.

(d)            In the case of a Company Tax payable for a Straddle Period, the portion of such Company Tax that relates to the portion of the Straddle Period ending on the Closing Date shall (i) in the case of a Tax (other than a Tax based upon or related to income, employment, sales or other transactions, franchise or receipts), be deemed to be the amount of such Tax for the entire Straddle Period multiplied by a fraction the numerator of which is the number of days in the portion of the Straddle Period ending on the Closing Date and the denominator of which is the number of all of the days in the Straddle Period; and (ii) in the case of a Tax based upon or related to income, employment, sales or other transactions, franchise or receipts, be deemed equal to the amount which would be payable if the Straddle Period ended on the Closing Date and such Tax was based on an interim closing of the books as of the close of business on the Closing Date.

(e)            Each party shall promptly forward to the other a copy of all written communications from any Governmental Entity relating to any Company Tax or Company Tax Return for a Pre-Closing Tax Period or Straddle Period.  Upon reasonable request, Merger Sub and the Stockholders shall each make available to the other all information, records or other documents relating to any Company Tax or any Company Tax Return for a Pre-Closing Tax Period or Straddle Period.  Merger Sub and the Stockholders shall preserve all information, records or other documents relating to a Company Tax or a Company Tax Return for a Pre-Closing Tax Period or Straddle Period, until the date that is six (6) months after the expiration of the statute of limitations applicable to the Company Tax or the Company Tax Return.  Prior to transferring, destroying or discarding any information, records or documents relating to any Company Tax or any Company Tax Return for a Pre-Closing Tax Period or Straddle Period, the Stockholders shall give to Merger Sub a reasonable written notice and, to the extent the Buyer so requests, the Stockholders shall permit Merger Sub to take possession of all such information, records and documents.  In addition, Merger Sub and each Stockholder shall cooperate with each other in connection with all matters relating to the preparation of any Company Tax Return or the payment of any Company Tax and in connection with any Legal Proceeding relating to any Company Tax or Company Tax Return.  Nothing in this Section 7.5(e) shall not affect or limit any the indemnity or similar provision or any other representations, warranties or obligations of the Company or the Stockholders.  Each party shall bear its own costs and expenses in complying with the provisions of this Section 7.5(e).

(f)            Remark shall pay, when due, all transfer, documentary, sales, use, stamp, registration and other similar Taxes, and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred in connection with the consummation of the Contemplated Transactions and shall, at its own expense, file all necessary Tax Returns and other documentation with respect to such Taxes, fees and charges.

(g)            The Stockholders shall neither make or nor request a refund of any Company Tax or with respect to any Company Tax Return or amend any Company Tax Return, unless Merger Sub, in its sole discretion, consents.  Merger Sub shall not be obligated to seek or request any refund of any Company Tax or amend any Company Tax Return.

(h)            Any Tax sharing or similar agreement with respect to or involving the Company shall be terminated as of the Closing Date, without liability to any party and shall have no further effect for any year (whether the current year, a future year or a past year).  Any amounts payable under any Tax sharing or similar agreement shall be cancelled as of the Closing Date, without any liability to the Company or the Stockholders.

(i)            The merger of the Company into Merger Sub is a statutory merger and is therefore intended to qualify as a reorganization pursuant to Code Sections 368(a)(1)(A) and 368(a)(2)(D).  Each party agrees to file any and all necessary documents with their income tax return and to file its income tax return in a manner consistent with this transaction qualifying as a reorganization pursuant to Code Sections 368(a)(1)(A) and 368(a)(2)(D).

7.6            Additional Stockholder Covenants.  The Stockholders agree to comply with the Confidentiality, Assignment of Intellectual Property, Non-Competition and Non-Solicitation covenants as more fully set forth in Sections 6, 7 and 8 of their respective employment agreements with Remark dated the date hereof (the “Restrictive Covenants”), which Restrictive Covenants are incorporated herein by reference.  The Stockholders acknowledge and agree that the Restrictive Covenants are essential to these employment agreements, and to this Agreement and to the transactions contemplated thereby, and that Remark shall be protected by the Restrictive Covenants.  It is a condition precedent to the Stockholders participating in this Agreement and thereby benefiting from the value of the Company that such Stockholders agree to be bound by the Restrictive Covenants and the other covenants contained in this Agreement, which the Stockholders acknowledge and agree are reasonable and necessary for Remark and the Company to have and enjoy the benefits of the transactions contemplated hereby and these employment agreements.

ARTICLE VIII

INDEMNIFICATION

8.1            Survival.  The representations and warranties of the parties contained in this Agreement shall survive until the twelve (12) month anniversary of the Closing Date (the “Liability Period”).  Notwithstanding the foregoing, if a written claim or written notice is given under this Article VIII with respect to any representation or warranty prior to the expiration of such survival period, the claim with respect to such representation or warranty shall continue until such claim is finally resolved.

8.2            Indemnification by the Company and the Stockholders.

(a)            Subject to Section 8.5 hereof, the Company hereby agree to reimburse, defend, indemnify and hold harmless Remark and its Affiliates and its and their respective directors, officers, employees, stockholders, members, managers, partners, agents, attorneys, representatives, successors and permitted assigns (collectively, the “Remark Indemnified Parties”) from and against any and all losses, Liabilities, fines, damages, Taxes and Expenses (individually, a “Loss” and, collectively, “Losses”) relating to, based upon, resulting from or arising out of:

(i)            any inaccuracy or breach of any of the representations or warranties made by the Company in this Agreement or any of the other Transaction Documents;

(ii)           any breach of or failure to perform any covenant or agreement made by the Company in this Agreement or any of the other Transaction Documents;

(iii)          any and all Taxes (i) relating to any Pre-Closing Tax Period with respect to the Company, the Business or any of the assets of the Company, (ii) required to be reimbursed by the Company to Merger Sub under Sections 7.5(b) and (c) or (iii) in connection with the execution and delivery of this Agreement or the consummation of any of the transactions contemplated hereby to the extent payable by the Company.

(b)            Subject to Section 8.5 hereof, but only after the Escrow Account is completely exhausted, the Stockholders hereby agree to reimburse, defend, indemnify and hold harmless the Remark Indemnified Parties from any Losses relating to, based upon, resulting from or arising out of (i) any inaccuracy or breach of any of the representations or warranties set forth in Sections 4.4, 4.6, or 4.19, or Article V, (ii) any breach of the Company’s obligations under Section 8.2(a)(iii), and (iii) the failure of the Company to own the code to the consumer facing application, the database, and the back-end system used to load hotel rates, photos, and/or content for the Company’s “Roomlia” application.  The potential liability of the Stockholders to Remark and the Company under this Agreement shall be limited solely to any payments required under this Section 8.2(b), except with respect to any claim based upon fraud or willful misrepresentation or misconduct.

(c)            Notwithstanding anything to the contrary set forth in connection with the execution and delivery of this Agreement or the consummation of the Contemplated Transactions, any claim for indemnification under this Section 8.2 shall be delivered in writing to the Stockholders within the Liability Period.

8.3            Indemnification by Remark and Merger Sub.  Subject to Section 8.5 hereof, Remark and Merger Sub, jointly and severally, hereby agree to reimburse, defend, indemnify and hold harmless the Company and its directors, officers, employees, stockholders, members, managers, partners, agents, attorneys, representatives, successors and permitted assigns (collectively, the “Company Indemnified Parties”) from and against any and all Losses relating to, based upon, resulting from or arising out of:

(a)            any inaccuracy or breach of any of the representations or warranties made by Remark or Merger Sub in this Agreement or any of the other Transaction Documents;

(b)            any breach of or failure to perform any covenant or agreement made by Remark or Merger Sub in this Agreement or any of the other Transaction Documents; or

(c)            the ownership, use or operation of the Business after Closing.

8.4            Procedure for Indemnification with Respect to Third-Party Claims.  The party seeking indemnification (the “Indemnified Party”) shall give the party from whom indemnification is being sought (the “Indemnifying Party”) prompt written notice of any Indemnification Claim to which the indemnity set forth in Section 8.2 or 8.3 applies, as applicable, which notice to be effective must describe such claim in reasonable detail (the “Indemnification Notice”).  Notwithstanding the foregoing, the Indemnified Party shall not have any obligation to give any notice of any assertion of liability by a third party unless such assertion is in writing and the rights of the Indemnified Party to be indemnified hereunder in respect of any third party claim shall not be adversely affected by its failure to give notice pursuant to the foregoing unless and, if so, only to the extent that, the Indemnifying Party is materially prejudiced thereby.  The Indemnifying Party shall have the right to control the defense or settlement of any such Indemnification Claim subject to the provisions set forth below, but the Indemnified Party may, at its election, participate in the defense of any Indemnification Claim at its sole cost and expense.  Should the Indemnifying Party fail timely to defend any such action (except for failure resulting from the Indemnified Party’s failure to timely give the Indemnification Notice), then, in addition to any other remedy, the Indemnified Party may settle or defend such Indemnification Claim through counsel of its own choosing and may recover from the Indemnifying Party the amount of such settlement, demand, or any judgment or decree and all of its costs and expenses, including reasonable fees and disbursements of counsel.

8.5            Cooperation in the Defense of Claims.  In the event that an Indemnification Claim is asserted, the Indemnifying Party and the Indemnified Party shall each cooperate in all reasonable respects with the other.  Such cooperation shall include making available on reasonable notice during normal business hours at the cost of the Indemnifying Party such business records as relate to the Business and the transactions contemplated hereby and suitable personnel with knowledge of the foregoing.

8.6            Escrow Arrangements; Indemnification Payments.

(a)            Any indemnification claim made by a Remark Indemnified Party prior to the Escrow Termination Date shall be referred to as a “Remark Escrow Claim”.  Any Indemnified Party seeking indemnity under this Article VIII shall deliver a notice to the Indemnifying Party and in the case of a Remark Escrow Claim, such notice shall also be delivered to the Escrow Agent (each a “Claim Notice”).  Each Claim Notice shall (i) contain a brief description of the basis for such Indemnified Party’s indemnity claim and (ii) contain a good faith, non-binding, preliminary estimate of the aggregate dollar amount of actual and potential Losses that have arisen and may arise as a result of the inaccuracy or breach or other matter referred to in such Claim Notice (the amount of such estimate, as it may be modified by such Indemnified Party in good faith from time to time, the “Claimed Amount”).

(b)            During the 45-day period commencing upon the delivery by an Indemnified Party of a Claim Notice (the “Dispute Period”), the Indemnifying Party, as applicable, shall determine in good faith whether it disputes the indemnity claim or the amount thereof, and it shall so notify the Indemnified Party (the “Response Notice”) together with a reasonable explanation that it (i) agrees that the full Claimed Amount is owed to the Indemnified Party; (ii) agrees that part (but asserts that not all) of the Claimed Amount is owed to the Indemnified Party; or (iii) asserts that no part of the Claimed Amount is owed to the Indemnified Party.  Unless it shall have timely delivered such a notice indicating that it disputes all or part of the claim, the Claimed Amount set forth in the Claim Notice shall be conclusively deemed to be valid and accepted.  Any part of the Claimed Amount that is disputed by the responding party pursuant to the Response Notice shall be referred to as the “Contested Amount” (it being understood that the Contested Amount shall be modified from time to time to reflect any good faith modifications by the Indemnified Party to the Claimed Amount).  If a Response Notice is timely delivered, the indemnification claim shall be “finally determined” when (i) the parties to the dispute have reached an agreement in writing, (ii) a court of competent jurisdiction shall have entered a final and non-appealable order or judgment, or (iii) an arbitration or like panel shall have rendered a final non-appealable determination with respect to disputes the parties have agreed to submit thereto.

(c)            (i)            In the case of a Remark Escrow Claim, if a Response Notice is delivered agreeing that the full Claimed Amount, or a portion thereof, is owed or no Response Notice is timely delivered, then Remark, the Surviving Corporation and the Stockholders shall jointly execute and deliver to the Escrow Agent, within three (3) Business Days following the earlier of the delivery of such Response Notice or the expiration of the Dispute Period, a written notice instructing the Escrow Agent to disburse such number Closing Shares held in the Escrow Account that equal the aggregate value (on the day immediately prior to the delivery of such notice to the Escrow Agent) of the full Claimed Amount set forth in the Claim Notice, or such undisputed portion (as applicable), to the Indemnified Party from the Escrow Account.  In the case of a Remark Escrow Claim, if a Response Notice is timely delivered indicating there is a Contested Amount, then within three (3) Business Days after the amount of the claim has been finally determined, Remark, the Surviving Corporation and the Stockholders shall jointly execute and deliver to the Escrow Agent a written notice instructing the Escrow Agent to disburse to the Indemnified Party such number Closing Shares held in the Escrow Account that equal the aggregate value (on the day immediately prior to the delivery of such notice to the Escrow Agent) of such amount.

(ii)           In the case of an indemnification claim made by the Company indemnified Parties (a “Company Indemnification Claim”), if a Response Notice is delivered agreeing that the full Claimed Amount, or a portion thereof, is owed or no Response Notice is timely delivered, then Remark and the Surviving Corporation shall within three (3) Business Days pay to the Company Indemnified Parties the full Claimed Amount set forth in the Claim Notice, or such undisputed portion.  In the case of a Company Indemnification Claim, if a Response Notice is timely delivered indicating there is a Contested Amount, then within three (3) Business Days after the amount of the claim has been finally determined, Remark and the Surviving Corporation shall pay to the to the Company Indemnified Parties such amount.

(d)            The Closing Shares held in the Escrow Account shall be disbursed to the Stockholders (for the benefit of all recipients of the Closing Shares) as follows:

(i)            If the value of the Closing Shares held in the Escrow Account as of the Escrow Termination Date exceeds the aggregate amount of the unpaid Claimed Amounts (including the entire Claimed Amount with respect to each indemnification claim as to which the Dispute Period has not yet expired and no Response Notice has been delivered) associated with all unresolved Remark Escrow Claims as of the Escrow Termination Date, then within three (3) Business Days thereafter Remark, the Surviving Corporation and the Stockholders shall jointly execute and deliver to the Escrow Agent a written notice instructing the Escrow Agent to disburse from the Escrow Account to the recipients of Closing Shares in such percentages as set forth on Exhibit C hereto such number of Closing Shares equal to the amount by which the aggregate value (as of the Escrow Termination Date) of such Closing Shares remaining in the Escrow Account as of the Escrow Termination Date exceeds the sum of such unpaid Claimed Amounts.

(ii)           Following the Escrow Termination Date, each time a Remark Escrow Claim that had not, prior to that date, been finally determined and paid in accordance with this Article VIII (an “Unresolved Escrow Claim”) is finally determined, Remark, the Surviving Corporation and the Stockholders shall jointly execute and deliver to the Escrow Agent, within three (3) Business Days after the final resolution of each such Unresolved Escrow Claim and the disbursement from the Escrow Account of all Closing Shares, if any, owing to the Indemnified Party that asserted such Unresolved Escrow Claim, a written notice instructing the Escrow Agent to disburse from the Escrow Account to the recipients of Closing Shares in such percentages as set forth on Exhibit C hereto such number of Closing Shares equal to the amount by which the aggregate value (as of the date of the disbursement) of such Closing Shares exceeds the aggregate amount of the unpaid Claimed Amounts (including the entire Claimed Amount with respect to each indemnification claim as to which the Dispute Period has not yet expired and no Response Notice has been delivered), if any, associated with any remaining Unresolved Escrow Claims.

(e)            The aggregate value of the Closing Shares held in the Escrow Account as of a given date or to be disbursed from the Escrow Account in accordance with this Section 8.6 shall be calculated by the multiplying the applicable number of Closing Shares by the Current Market Price.

8.7            Additional Indemnification Provisions.

(a)            Any Indemnification Claim to be made by Remark or the Stockholders, as the case may be, shall be made on or prior to the expiration of the applicable survival period set forth in Section 8.1, except as otherwise provided therein.

(b)            Except with respect to any claim based upon fraud or willful misrepresentation or misconduct, none of the Remark Indemnified Parties or Company Indemnified Parties shall be permitted to recover any Losses under Section 8.2 or Section 8.3, respectively, unless and until the aggregate amount of Losses under such Section considered together exceeds Fifty Thousand Dollars ($50,000); provided that any Losses under Section 8.2(a)(iii) are excluded from this calculation, and the Remark Indemnified Parties shall be entitled to payment thereunder for all such Losses from the first dollar.

(c)            Except with respect to any claim based upon fraud or willful misrepresentation or misconduct by the Company or the Stockholders and as provided in Section 8.2(b), in no event shall the total indemnification to be paid under Section 8.2 for Losses arising with respect to all matters exceed the value of the Escrow Account.

(d)            The right of the Indemnified Parties to indemnification or to assert or recover on any Indemnification Claim shall not be affected by any investigation conducted, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement, with respect to the accuracy or performance of, or compliance with, any of the representations, warranties, covenants or agreements set forth in this Agreement or any of the other Transaction Documents.  The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or agreement, shall not affect the right to indemnification or other remedy based on any such representation, warranty, covenant or agreement.

(e)            For purposes of this Article VIII, all Losses shall be computed net of any insurance coverage with respect thereto that reduces the Losses that would otherwise be sustained; provided, however, that in all cases, the timing of the receipt or realization of insurance proceeds shall be taken into account in determining the amount of reduction of Losses.

(f)            Notwithstanding anything to the contrary contained in this Agreement, in no event shall any party hereto have any liability hereunder to any other party hereto for consequential, indirect or incidental damages of any kind or nature or lost profits.

8.8            Exclusive Remedy.  The sole and exclusive remedy for any breach of or inaccuracy, or alleged breach of or inaccuracy, of any representation or warranty in this Agreement shall be indemnification in accordance with this Article VIII, except with respect to any claim based upon fraud or willful misrepresentation or misconduct by Remark, the Company, the Merger Sub or the Stockholders.

ARTICLE IX

MISCELLANEOUS

9.1            Expenses.  Except as otherwise provided in this Agreement, each of the parties hereto shall bear its own expenses incurred in connection with the negotiation and execution of this Agreement and each other Transaction Document and the consummation of the Contemplated Transactions.  Notwithstanding the foregoing, the Stockholders shall pay all such expenses of the Company prior to the consummation of the Contemplated Transactions.

9.2            Submission to Jurisdiction; Consent to Service of Process.

(a)            The parties hereto hereby irrevocably submit to the exclusive jurisdiction of any federal or state court located within Clark County, Nevada, over any dispute arising out of or relating to this Agreement or any of the transactions contemplated hereby and each party hereby irrevocably agrees that all claims in respect of such dispute or any suit, action proceeding related thereto shall be heard and determined in such courts.  The parties hereby irrevocably waive, to the fullest extent permitted by applicable Law, any objection which they may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum for the maintenance of such dispute.  Each of the parties hereto agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

(b)            Each of the parties hereto hereby consents to process being served by any party to this Agreement in any suit, action or proceeding by delivery of a copy thereof in accordance with the provisions of Section 9.5.

9.3            Entire Agreement; Amendments and Waivers.  This Agreement and the other Transaction Documents (including the schedules and exhibits hereto) represent the entire understanding and agreement among the parties hereto with respect to the subject matter hereof.  This Agreement can be amended, supplemented or changed, and any provision hereof can be waived, only by written instrument making specific reference to this Agreement signed by the party against whom enforcement of any such amendment, supplement, modification or waiver is sought.  No action taken pursuant to this Agreement, including, without limitation, any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representation, warranty, covenant or agreement contained herein.  The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach.  No failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

9.4            Governing Law.  This Agreement shall be governed by and construed in accordance with the Laws of the State of Nevada applicable to contracts made and performed in such State, without reference to conflict of law rules that would require the application of the Laws of another jurisdiction.

9.5            Notices.  All notices and other communications under this Agreement shall be in writing and shall be deemed given (a) when delivered personally by hand (with written confirmation of receipt), (b) when sent by facsimile (with written confirmation of transmission) or (c) one Business Day following the day sent by reputable overnight courier (with written confirmation of receipt), in each case at the following addresses and facsimile numbers (or to such other address or facsimile number as a party may have specified by notice given to the other party(ies) pursuant to this provision):

If to the Company or the Stockholders (only one copy shall be required for all such parties):

Hotelmobi Inc.
7547 Salvadora Place
Las Vegas, NV 89113
Phone: 913-449-8109
Facsimile: (888) 762-4690

With a copy (which shall not constitute notice) to:

Lionel Sawyer & Collins
300 South Fourth Street, Suite 1700
Las Vegas, Nevada 89101
Attention:  Pearl Gallagher
Phone:  (702) 383-8983
Facsimile:  (702) 383-8845

If to Remark or Merger Sub (only one copy shall be required for all such parties):

Remark Media, Inc.
3930 Howard Hughes Parkway, Suite 400
Las Vegas, Nevada 89169
Attn:  Chief Executive Officer
Phone:  (702) 701-9514

With a copy (which shall not constitute notice) to:

Olshan Frome Wolosky LLP
Park Avenue Tower
65 East 55th Street
New York New York 10022
Attention:  Robert H. Friedman, Esq.
Phone:  (212) 451-2300
Facsimile:  (212) 451-2222

9.6            Severability.  If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any Law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party.  Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.  Except as otherwise expressly provided for in this Agreement, nothing contained in any representation or warranty, or the fact that any representation or warranty may or may not be more specific than any other representation or warranty, shall in any way limit or restrict the scope, applicability or meaning of any other representation or warranty contained in this Agreement.

9.7            Binding Effect; No Third-Party Beneficiaries; Assignment.  This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns.  Nothing in this Agreement shall create or be deemed to create any third party beneficiary rights in any Person not a party to this Agreement, except as otherwise contemplated by Sections 8.2 and 8.3.  No assignment of this Agreement or of any rights or obligations hereunder may be made by the Company, Remark or Merger Sub, directly or indirectly (by operation of law or otherwise), without the prior written consent of the other parties hereto, and any attempted assignment without the required consents shall be void; provided, however, that Remark may assign its rights, interests and obligations hereunder to any Affiliate; provided, further, that no assignment of any obligations hereunder shall relieve the parties hereto of any such obligations.  Upon any such permitted assignment, the references in this Agreement to Remark shall also apply to any such assignee unless the context otherwise requires.

9.8            Specific Performance.  The parties acknowledge and agree that any breach of this Agreement would give rise to irreparable harm for which monetary damages would not be an adequate remedy.  The Company, Remark and Merger Sub accordingly agree that the non-breaching party shall be entitled, in addition to any other remedies available under applicable Law or this Agreement, to enforce the terms of this Agreement by decree of specific performance without the necessity of proving the inadequacy of monetary damages as a remedy and to obtain injunctive relief against any breach or threatened breach of this Agreement, without the requirement to post bond or other security.

9.9            Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original copy of this Agreement and all of which, when taken together, shall be deemed to constitute one and the same agreement, and photostatic, .pdf or facsimile copies of fully-executed counterparts of this Agreement shall be given the same effect as originals.

** REMAINDER OF PAGE INTENTIONALLY LEFT BLANK **

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be duly executed on its behalf as of the date first written above.

REMARK MEDIA, INC.

By:	/s/ Douglas Osrow
	Name:	Douglas Osrow
	Title:	Chief Financial Officer

ROOMLIA, INC.

By:	/s/ Douglas Osrow
	Name:	Douglas Osrow
	Title:	Chief Financial Officer

HOTELMOBI INC.

By:	/s/ Michael Reichartz
	Name:	Michael Reichartz
	Title:	President

Solely for the limited purposes expressly set forth herein, the undersigned Stockholders sign below

/s/ Michael Reichartz
MICHAEL REICHARTZ

/s/ Jim Ferguson
JIM FERGUSON

Exhibit A

Forms of IP Assignments

COPYRIGHT ASSIGNMENT

Hotelmobi Inc., a corporation organized and existing under the laws of Nevada, located and doing business at 7547 Salvadora Place, Las Vegas, Nevada 89113 (“Assignor”) hereby sells, assigns, and transfers to Roomlia, Inc., a corporation organized and existing under the laws of Delaware (“Assignee”), all of Assignor’s entire right, title and interest in and to the copyrights listed in Schedule A attached hereto (the “Copyrights”), any and all copyright registrations and/or applications relating thereto and any renewals and extensions thereof, and in and to all works based upon, derived from, or incorporating the Copyrights, and in and to all income, royalties, damages, claims and payments now or hereafter due or payable with respect thereto, and in and to all causes of action, either in law or in equity for past, present, or future infringement based on the Copyrights and the copyrights thereto, and in and to all moral rights in the Copyrights, and in and to all rights corresponding to the foregoing throughout the world.

In any jurisdictions in which moral rights cannot be assigned, Assignor hereby waives any and all claims Assignor might have to such moral rights with respect to the Copyrights for all uses of the Copyrights, and to the extent such waiver is unenforceable, Assignor hereby covenants and agrees not to bring any claim, suit or other legal proceeding against Assignee, its successors, assigns or licensees, claiming that Assignor’s “moral rights” rights have been violated.

Assignor agrees to execute all papers and to perform such other proper acts as Assignee may deem necessary to secure for Assignee or its designee the rights herein assigned.

HOTELMOBI INC.

Dated: May 2, 2014	By:
Name:
Title:

ROOMLIA, INC.

Dated: May 2, 2014	By:
Name:
Title:

SCHEDULE A

All copyrights Assignor owns in and to the website existing at www.hotelmobi.com, including but not limited to all text, photographs, videos, graphics, and all other content.

All copyrights Assignor owns in and to all code, software, text, photographs, videos, graphics and all other content used in connection with the ROOMLIA application and brand, and the HOTELMOBI computer application software and brand.

All copyrights Assignor owns in and to all code, software, text, photographs, videos, graphics and all other content used by Assignor in connection with its business, including, but not limited to, all applications created, developed, advertised, offered for sale and/or sold.

DOMAIN NAME ASSIGNMENT

WHEREAS, Hotelmobi Inc., a Nevada corporation with an address at 7547 Salvadora Place, Las Vegas, Nevada 89113 (“Assignor”), owns the domain names listed on Schedule A hereto, as well as common law rights to said domain names (hereinafter referred to as the “Domain Names”); and

WHEREAS, Roomlia, Inc., a corporation organized and existing under the laws of Delaware, located and doing business at c/o Remark Media, Inc., 3930 Howard Hughes Parkway, Suite 400, Las Vegas, Nevada 89169 (“Assignee”), desires to acquire the Domain Names, together with the goodwill of the business symbolized by the Domain Names.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Assignor hereby sells, transfers and assigns, free and clear of all liens and encumbrances, the Domain Names and the registrations thereof, together with the goodwill of the business connected with and symbolized by such Domain Names, and any trademark, service mark, or intellectual property rights relating thereto, to the extent any such trademark, service mark, or intellectual property rights exist. Assignor shall cooperate with Assignee and follow Assignee’s reasonable instructions in order to effectuate the transfer of the Domain Name registrations in a timely manner. Specifically, simultaneously with the execution of this Domain Name Assignment, Assignor agrees to prepare and transmit any necessary documentation and/or electronic instructions to the registrar of the Domain Names and/or to correspond with the registrar to authorize the transfer of the Domain Names to Assignee.

This Domain Name Assignment is effective as of May 2, 2014.

HOTELMOBI INC.	ROOMLIA, INC.

By:	By:
Name:	Name:
Title:	Title:

1

SCHEDULE A

DOMAIN NAMES

BESTHOTELNOW. COM
BOOQTRIP.CO
GHANGIS.CO
GOWEGGO.CO.U
GOWEGGO.CO
GOWEGGO.MOB
HOTEL4WEEKEND.CO
HOTELHAT.CO
HOTELINSTANTLY.CO
HOTELMOBE.COM
HOTELMOBI.CO
HOTELMOBI.CO.UK
HOTELMOBI.COM
HOTELMOBI.INFO
HOTELMOBI.MOBI
HOTELMOBI.NET
HOTELMOBI.ORG
HOTELMOBI.US
HOTELMOBIE.COM
HOTELMOBISUCKS.COM

2

HOTELMOBL.COM
HOTELMOBL.MOBI
HOTELMOBY.COM
HOTELMOI.COM
HOTELSHAZAM.COM
NIGHTELEVEN.COM
NYCHOTELTONIGHT.COM
ROOMLEA.COM
ROOMLIA.CO
ROOMLIA.CO.UK
ROOMLIA.COM
ROOMLIA.MOBI
ROOMLIA.NET
ROOMLIA.ORG
ROOMLIAH.COM
ROOMLIASUCKS.COM
ROOMLIEH.COM
ROOMLYA.COM
ROOMZE.COM
ROOMZE.MOBI
SFHOTELTONIGHT.COM
THEROOMAPP.COM

3

THEROOMAPP.MOBI
VEGASHOTELTONIGHT.COM
XOOMLIA.COM
ZACATION.COM
ZKEEH.COM

4

MISCELLANEOUS ASSIGNMENT

This Assignment, entered into on May 2, 2014 (“Effective Date”) is by and between Hotelmobi Inc., a corporation organized and existing under the laws of Nevada, located and doing business at 7547 Salvadora Place, Las Vegas, Nevada 89113 (“Assignor”), and Roomlia, Inc., a corporation organized and existing under the laws of Delaware, located and doing business at c/o Remark Media, Inc., 3930 Howard Hughes Parkway, Suite 400, Las Vegas, Nevada 89169 (“Assignee”).

WHEREAS, Assignor wishes to assign to Assignee all right, title and interest in and to the items specified on Schedule A hereto; and

WHEREAS, Assignee wishes to accept such assignment.

NOW, THEREFORE, for good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties agree as follows:

1.           Assignor hereby assigns to Assignee, and Assignee hereby accepts, all rights, title and interest in and to the items specified on Schedule A, including all renewal rights in such items.

2.           Assignor agrees to execute such other documents as may be requested by Assignee and to take any other actions necessary to give effect to the terms hereof.

3.           By their signatures below, the parties hereto represent that they have full right, power and authority to enter into and perform under this agreement.

IN WITNESS THEREOF, the parties hereto are duly authorized to and do hereby execute this Miscellaneous Assignment as of the Effective Date.

HOTELMOBI INC.		ROOMLIA, INC.

By:		By:
	Name:		Name:
	Title:		Title:

SCHEDULE A

All right title, interest and privileges in and to all intangible and tangible trademarks, trade names, service marks, domain names, design rights, websites, copyrights, software, patents, applications, code, catalogues, booklets, advertisements, and other promotional materials, manuals, trade secrets and other intellectual property rights held for or used in the development, ownership or operation of the ROOMLIA application, brand and business, and the HOTELMOBI computer application software, brand and business, including, without limitation the following:

“Creative Materials” – all creative materials owned by Assignor that are designed or created for or used by Assignor or any entity under common ownership with Assignor (“Affiliate”), or any person for or on their behalf, in connection with the ROOMLIA application and brand, and the HOTELMOBI computer application software and brand, including artwork, graphics, code, collateral, promotions, designs, layouts and prototypes, if any.

“Proprietary Software” – all proprietary applications and interface software owned by Assignor specifically acquired developed or modified in whole or in part by or for Assignor or its Affiliates and used in connection with the ROOMLIA application, brand and business, and the HOTELMOBI computer application software, brand and business including: (a) all software used in connection with the applications; (b) all source and object code versions of such software used in connection with the applications; (c) all related documentation, including, but not limited to, designs, flow charts, diagrams, user manuals, and listings; and (d) all updates, enhancements, modifications, improvements and substitutions of such software and such related items, if any.

“Social Media Accounts” – all social media accounts (including but not limited to Facebook, Twitter, Youtube, Google Plus, Instagram, and Pinterest), together with login and password information.

“Trademarks” – all current and future trademarks, trade names, service marks, designs, logos, symbols, product configuration, industrial design, trade dress, slogans, and other indicia of origin for the ROOMLIA application and brand, and the HOTELMOBI computer application software and brand, including all derivations of any of the foregoing.

TRADEMARK ASSIGNMENT

This Trademark Assignment is effective as of the 2nd day of May, 2014.

WHEREAS, Hotelmobi Inc., a corporation organized and existing under the laws of Nevada, located and doing business at 7547 Salvadora Place, Las Vegas, Nevada 89113 (hereinafter referred to as “Assignor”), is the owner of the trademarks listed on Schedule A (the “Marks”) as well as the registrations/pending trademark applications for the same listed on Schedule B;

WHEREAS, Roomlia, Inc., a corporation organized and existing under the laws of Delaware, located and doing business at c/o Remark Media, Inc., 3930 Howard Hughes Parkway, Suite 400, Las Vegas, Nevada 89169 (hereinafter referred to as “Assignee”), desires to acquire the Marks, and any and all applications and/or registrations therefor, together with the goodwill of the business symbolized by the Marks; and

WHEREAS, Assignee is the successor to the portion of Assignors’ business to which the Marks pertain, and that business is existing and ongoing.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Assignor hereby sells, assigns and transfers to Assignee, its successors and assigns, absolutely and forever, the entire right, title and interest, whether statutory or at common law, in and to the Marks, together with the goodwill of the business symbolized by the Marks throughout the world and any and all applications and/or registrations therefor, together with all causes of action for previously occurring infringements of the rights being assigned, and the right to receive and retain the proceeds relating to those infringements.

HOTELMOBI INC.	ROOMLIA, INC.

By:	By:
Name:	Name:
Title:	Title:

SCHEDULE A

TRADEMARKS

ROOMLIA

HOTELMOBI

BOOKING A HOTEL SHOULD ALWAYS BE THIS EASY

SCHEDULE B

APPLICATIONS/REGISTRATIONS

Country	Mark	Serial/Reg. No.	Class/Goods
United States	ROOMLIA	86115745	9: Downloadable mobile applications for searching and booking hotel reservation
United States	HOTELMOBI	4452412	9: Computer application software for mobile phones, portable media players, and handheld computers, namely, software for making hotel reservations and bookings

Exhibit B

Form of Warrant

THIS WARRANT AND THE SECURITIES ISSUABLE UPON EXERCISE HEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR UNDER ANY STATE SECURITIES LAW AND, ACCORDINGLY, MAY NOT BE PLEDGED, SOLD, ASSIGNED OR TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT WITH RESPECT THERETO UNDER THE SECURITIES ACT AND ANY APPLICABLE STATE SECURITIES LAW, OR UNLESS THE COMPANY RECEIVES AN OPINION OF COUNSEL, SATISFACTORY TO THE COMPANY, THAT SUCH REGISTRATION IS NOT REQUIRED.

REMARK MEDIA, INC.

WARRANT TO PURCHASE COMMON STOCK

May 2, 2014

FOR VALUE RECEIVED, REMARK MEDIA, INC., a Delaware corporation (the “Company”), hereby certifies that, subject to the terms and conditions hereof, [INDIVIDUAL HOLDER] (the “Holder”), its designees or permitted assigns, is entitled to purchase from the Company _________________ (_________) fully paid and nonassessable shares (as adjusted pursuant to the terms hereof, the “Warrant Shares”) of the Company’s common stock, $0.001 par value per share (the “Common Stock”), at a price per Warrant Share of [$8.00] [$12.00] (the “Warrant Price”), payable in accordance with Section 1(c) hereof; provided, however, that the Holder’s right to purchase the Warrant Shares is subject to those vesting provisions set forth in Section 1(a) hereof.

This Warrant is issued by the Company in connection with that certain Merger Agreement, dated as of May 2, 2014 (the “Merger Agreement”), by and among the Company, Roomlia, Inc. (“Merger Sub”) and Hotelmobi, Inc. (“Hotelmobi”), pursuant to which Hotelmobi has agreed to merge with and into Merger Sub.  Except as otherwise defined herein, capitalized terms in this Warrant shall have the meanings set forth in the Merger Agreement.

This Warrant is issued subject to the following terms and conditions:

1.           Vesting and Exercise of Warrants, Issuance of Certificates.

(a)           The Warrant Shares shall vest and this Warrant shall become exercisable for the purchase thereof as follows: 12.5% at the end of each fiscal quarter of the Company beginning on June 30, 2014, provided that [INDIVIDUAL HOLDER] is employed by the Company or any of its Affiliates on the vesting date or was terminated prior to such vesting date other than for Cause.  Notwithstanding the foregoing, if [INDIVIDUAL HOLDER] is employed by the Company or any of its Affiliates, or was terminated other than for Cause prior to, the date a Change of Control of the Company occurs, any unvested portion of this Warrant shall be deemed to vest immediately prior to the occurrence of such Change of Control of the Company.  The Holder may exercise this Warrant at any time or from time to time, for all or any part of the vested Warrant Shares (but not for a fraction of a share) that may be purchased hereunder, as that number may be adjusted pursuant to Section 3 below, prior to 5:00 p.m. Eastern Time on the five (5) year anniversary of the date hereof (the “Expiration Date”).  The Company agrees that the Warrant Shares purchased under this Warrant shall be and are deemed to be issued to the Holder as the record owner of such Warrant Shares as of the close of business on the date on which this Warrant shall have been surrendered, properly endorsed, the completed and executed Form of Subscription in the form attached hereto delivered, and payment made for such Warrant Shares made in accordance with Section 1(c) below (each, a “Date of Exercise”).  Certificates for the Warrant Shares so purchased, together with any other securities or property to which the Holder is entitled upon such exercise, shall be delivered to the Holder by the Company at the Company’s expense as soon as practicable after the rights represented by this Warrant have been so exercised, but in any event not later than ten (10) Business Days following the Date of Exercise.  In case of a purchase of less than all the Warrant Shares that may be purchased under this Warrant, the Company shall cancel this Warrant and execute and deliver to the Holder within a reasonable time a new Warrant or Warrants of like tenor for the balance of the Warrant Shares purchasable under the Warrant surrendered upon such purchase.  Each stock certificate so delivered shall be registered in the name of the Holder and issued with a legend in substantially the form of the legend placed on the front of this Warrant.

(b)           The Company’s obligations to issue and deliver Warrant Shares in accordance with the terms hereof are absolute and unconditional, irrespective of any action or inaction by the Holder to enforce the same.  Nothing herein shall limit the Holder’s right to pursue any other remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief with respect to the Company’s failure to timely deliver certificates representing shares of Common Stock upon exercise of this Warrant as required pursuant to the terms hereof.

(c)           The Holder shall pay the Warrant Price by certified or official bank check payable to the order of, or wire transfer of immediately available funds to, the Company, or by other means determined to be acceptable by the Company’s Board of Directors (the “Board”), in its sole discretion.

(d)           For purposes of this Warrant, “Change of Control” means (i) the sale of all or substantially all of the assets of the Company to a non-Affiliate of the Company or (ii) Kai-Shing Tao no longer serves as the Chairman of the Board of the Company.

2.           Shares to be Fully Paid; Reservation of Shares.  The Company covenants and agrees that all Warrant Shares, will, upon issuance and payment of the Warrant Price, be duly authorized, validly issued, fully paid and nonassessable, and free of all preemptive rights, liens and encumbrances, except for restrictions on transfer provided for herein.  The Company shall at all times reserve and keep available out of its authorized and unissued Common Stock, solely for the purpose of providing for the exercise of the rights to purchase all Warrant Shares granted pursuant to this Warrant, such number of shares of Common Stock as shall, from time to time, be sufficient therefor.

3.           Adjustment of Warrant Price and Number of Shares.  The Warrant Price and the total number of Warrant Shares shall be subject to adjustment from time to time upon the occurrence of certain events described in this Section 3.

(a)           Merger, Sale of Assets, Etc.  If at any time while this Warrant, or any portion hereof, is outstanding and unexpired there shall be (i) a reorganization (other than a combination, reclassification, exchange or subdivision of shares otherwise provided for herein), (ii) a merger or consolidation of the Company with or into another corporation, partnership, limited liability company, or other entity in which the Company is not the surviving entity, or a merger in which the Company is the surviving entity but the shares of the Company’s capital stock outstanding immediately prior to the merger are converted by virtue of the merger into other property, whether in the form of securities, cash, or otherwise, or (iii) a sale or transfer of the Company’s properties and assets as, or substantially as, an entirety to any other person, then, as a part of such reorganization, merger, consolidation, sale or transfer, lawful provision shall be made so that the Holder of this Warrant shall thereafter be entitled to receive upon exercise of this Warrant, during the period specified herein and upon payment of the Warrant Price, the number of shares of stock or other securities or property of the successor corporation resulting from such reorganization, merger, consolidation, sale or transfer that a holder of the Warrant Shares deliverable upon exercise of this Warrant would have been entitled to receive in such reorganization, consolidation, merger, sale or transfer if this Warrant had been exercised immediately before such reorganization, merger, consolidation, sale or transfer, all subject to further adjustment as provided in this Section 3.  If the per share consideration payable to the Holder for securities in connection with any such transaction is in a form other than cash or marketable securities, then the value of such consideration shall be determined in good faith by the Board.  In all events, appropriate adjustment (as determined in good faith by the Board) shall be made in the application of the provisions of this Warrant with respect to the rights and interests of the Holder after the transaction, to the end that the provisions of this Warrant shall be applicable after that event, as near as reasonably may be, in relation to any shares or other property deliverable after that event upon exercise of this Warrant.

(b)           Reclassification, Etc.  If the Company, at any time while this Warrant or any portion hereof remains outstanding and unexpired, by reclassification of securities or otherwise, shall change any of the securities as to which purchase rights under this Warrant exist into the same or a different number of securities of any other class or classes, this Warrant shall thereafter represent the right to acquire such number and kind of securities as would have been issuable as the result of such change with respect to the securities that were subject to the purchase rights under this Warrant immediately prior to such reclassification or other change and the Warrant Price shall be appropriately adjusted, all subject to further adjustment as provided in this Section 3.

(c)           Split, Subdivision or Combination of Securities.  If the Company, at any time while this Warrant or any portion hereof remains outstanding and unexpired, shall split, subdivide or combine the securities as to which purchase rights under this Warrant exist, into a different number of securities of the same class, (i) the number of securities as to which purchase rights under this Warrant exist shall be proportionately increased and the Warrant Price for such securities shall be proportionately decreased in the case of a split or subdivision or (ii) the number of securities as to which purchase rights under this Warrant exist shall be proportionately decreased and the Warrant Price for such securities shall be proportionately increased in the case of a reverse split or combination.

(d)           Adjustments for Dividends in Stock or Other Securities or Property.  If, while this Warrant or any portion hereof remains outstanding and unexpired, the holders of the securities as to which purchase rights under this Warrant exist at the time shall have received, or, on or after the record date fixed for the determination of eligible holders, shall have become entitled to receive, without payment therefor, other or additional stock or other securities or property (other than cash) of the Company by way of dividend, then and in each case, this Warrant shall represent the right to acquire, in addition to the number of shares of the security receivable upon exercise of this Warrant, and without payment of any additional consideration therefor, the amount of such other or additional stock or other securities or property (other than cash) of the Company that such holder would hold on the date of such exercise had it been the holder of record of the security receivable upon exercise of this Warrant on the date hereof and had thereafter, during the period from the date hereof to and including the date of such exercise, retained such shares and/or all other additional stock available by it as aforesaid during such period, giving effect to all adjustments called for during such period by the provisions of this Section 3.

4.           No Voting or Dividend Rights.  Nothing contained in this Warrant shall be construed as conferring upon the Holder the right to vote or to consent to receive notice as a stockholder of the Company on any other matters or any rights whatsoever as a stockholder of the Company.  No dividends or interest shall be payable or accrued in respect of this Warrant or the interest represented hereby or the Warrant Shares purchasable hereunder until, and only to the extent that, this Warrant shall have been exercised.

5.           Compliance with the Securities Act.  The Holder, by acceptance of this Warrant, agrees that this Warrant is being acquired for its own account and not for any other person or persons, for investment purposes and that it will not offer, sell, or otherwise dispose of this Warrant except under circumstances that will not result in a violation of the Securities Act or any applicable state securities laws.

6.           Limited Transferability.  The Holder represents that by accepting this Warrant it understands that this Warrant and any securities obtainable upon exercise of this Warrant have not been registered for sale under federal or state securities laws and are being offered and sold to the Holder pursuant to one or more exemptions from the registration requirements of such securities laws.  In the absence of an effective registration of such securities or an exemption therefrom, any certificates for such securities shall bear the legend set forth on the first page hereof.  The Holder understands that it may bear the economic risk of its investment in this Warrant and any securities obtainable upon exercise of this Warrant for an indefinite period of time.

7.           Amendment, Waiver, etc.  Except as expressly provided herein, this Warrant may only be amended, waived, discharged or terminated by a writing signed by both the Company and the Holder.

8.           Notices.  All notices and other communications hereunder (except payment) shall be in writing and shall be deemed given when delivered personally, one business day after being delivered to a nationally recognized overnight courier or on the business day received (or the next business day if received after 5:00 p.m. local time or on a weekend or day on which banks are closed) when sent via facsimile (with a confirmatory copy sent by overnight courier) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

To the Holder:	________________
________________
________________
Fax: ___________

To the Company:	Remark Media, Inc.
3930 Howard Hughes Parkway, Suite 400
Las Vegas, Nevada 89169
Attn: Chief Executive Officer
Fax: N/A

With a copy to:

Olshan Frome Wolosky LLP
Park Avenue Tower
65 East 55th Street
New York, New York 10022
Attn: Robert H. Friedman, Esq.
Fax: (212) 451-2222

9.           Governing Law.  This Warrant shall be governed by and construed in accordance with the Laws of the State of Nevada applicable to contracts made and performed in such State, without reference to conflict of law rules that would require the application of the Laws of another jurisdiction.  The parties hereto hereby irrevocably submit to the exclusive jurisdiction of any federal or state court located within Clark County, Nevada, over any dispute arising out of or relating to this Warrant and each party hereby irrevocably agrees that all claims in respect of such dispute or any suit, action proceeding related thereto shall be heard and determined in such courts.  The parties hereby irrevocably waive, to the fullest extent permitted by applicable Law, any objection which they may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum for the maintenance of such dispute.  Each of the parties hereto agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

10.           Lost or Stolen Warrant.  Upon receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction, or mutilation of this Warrant and, in the case of any such loss, theft or destruction, upon receipt of an indemnity reasonably satisfactory to the Company, or in the case of any such mutilation, upon surrender and cancellation of this Warrant, the Company, at its expense, will make and deliver a new Warrant, of like tenor, in lieu of the lost, stolen, destroyed or mutilated Warrant.

11.           Fractional Shares.  No fractional shares shall be issued upon exercise of this Warrant.  The Company shall, in lieu of issuing any fractional share, pay the Holder entitled to such fraction a sum in cash equal to such fraction (calculated to the nearest 1/100th of a share) multiplied by the then effective Warrant Price on the date the Form of Subscription is received by the Company.

12.           Successors and Assigns.  This Warrant and the rights evidenced hereby shall inure to the benefit of and be binding upon the successors of the Company and the successors and assigns of the Holder, including subsequent holders hereof (collectively, “Assignees”).  The provisions of this Warrant are intended to be for the benefit of all Holders from time to time of this Warrant, and shall be enforceable by any such Holder.  The Company may not assign or transfer any of its rights or obligations under this Warrant.  At any time or from time to time, the Holder shall, upon written notice to the Company, have the unrestricted right, and without the Company’s consent, to assign all or any portion of its rights and obligations under this Warrant to any of its Affiliates, which shall thereupon become vested with all the powers and rights above given to the Holder in respect thereof.  At any time or from time to time after the vesting of any portion of this Warrant, the Holder shall, upon written notice to the Company, have the unrestricted right, and without the Company’s consent, to assign such vested portion of its rights and obligations under this Warrant to any other person, which shall thereupon become vested with all the powers and rights above given to the Holder in respect thereof.  Notwithstanding the foregoing, any assignment or transfer of this Warrant shall be made in accordance with all applicable securities laws, including but not limited to the Securities Act, upon surrender of this Warrant at the principal office of the Company, together with a written Form of Assignment and Assumption in the form attached hereto duly executed by the Holder or its agent or attorney and funds sufficient to pay any applicable transfer taxes.  The Company agrees that it shall execute, or cause to be executed, such documents, instruments and agreements as the Holder shall reasonably deem necessary to effect the foregoing.  In addition, at the request of the Holder and any such Assignee, the Company shall issue one or more new Warrants, as applicable, to any such Assignee and, if the Holder has retained any of its rights and obligations under this Warrant following such assignment, to the Holder, which new Warrants shall reflect the rights held by such Assignee and the Holder after giving effect to such assignment.  Upon the execution and delivery of appropriate assignment documentation and any other documentation reasonably requested by the Company in connection with such assignment, and the payment by the Assignee of the purchase price agreed to by the Holder and such Assignee, such Assignee shall be a holder of this Warrant shall have all of the rights and obligations of the Holder hereunder to the extent that such rights and obligations have been assigned by the Holder pursuant to the assignment documentation between the Holder and such Assignee, and the Holder shall be released from any obligations it may have hereunder to a corresponding extent.

13.           Severability of Provisions.  In case any one or more of the provisions of this Warrant shall be invalid or unenforceable in any respect, the validity and enforceability of the remaining terms and provisions of this Warrant shall not in any way be affected or impaired thereby and the parties will attempt in good faith to agree upon a valid and enforceable provision which shall be a commercially reasonable substitute therefor, and upon so agreeing, shall incorporate such substitute provision in this Warrant.

[Signature Page Follows]

IN WITNESS WHEREOF, the Company has caused this Warrant to be duly executed by its officer, thereunto duly authorized as of the date first indicated above.

REMARK MEDIA, INC.

By:
Name:
Title:

FORM OF SUBSCRIPTION

The undersigned, the Holder of the attached Warrant, hereby elects to exercise the purchase right represented by such Warrant for, and to purchase thereunder,                           Warrant Shares and such Holder herewith makes payment of $______________ therefor.

The undersigned requests that certificates for such shares be issued in the name of, and delivered to:

_______________________________________________________________________________

whose address is: _________________________________________________________________.

DATED: _______________________

HOLDER

(Signature must conform in all respects to name of the Holder as specified on the face of the Warrant)

Name:

Title:

FORM OF ASSIGNMENT AND ASSUMPTION

FOR VALUE RECEIVED, the right to purchase ________________ Warrant Shares under the attached Warrant and all rights evidenced thereby are hereby assigned to:

_________________________________________________________________ (the “Assignee”)

whose address is: _________________________________________________________________.

The Assignee, by executing this Assignment and Assumption, hereby agrees to comply with all of the provisions of the Warrant, with the same force and effect as if the Assignee were originally the Holder thereunder.

DATED: _______________________

HOLDER

(Signature must conform in all respects to name of the Holder as specified on the face of the Warrant)

Name:

Title:

ASSIGNEE

Name:

Title:

Exhibit C

Issuances to Company Stockholders

Stockholders	Merger Shares	Company Ownership Percentage	Closing Shares	Restricted Shares	$8.00 Warrants	$12.00 Warrants
Michael Reichartz	4,237,500	42.375%	169,500	42,375	211,875	211,875
Jim Ferguson	4,237,500	42.375%	169,500	42,375	211,875	211,875
Vince Valenti	587,500*	5.875%	23,500	5,875	29,375	29,375
Marc Jaeger	587,500*	5.875%	23,500	5,875	29,375	29,375
James Probst	300,000*	3.000%	12,000	3,000	15,000	15,000
Thomas Buscaglia	50,000*	0.500%	2,000	500	2,500	2,500
Total	10,000,000	100.000%	400,000	100,000	500,000	500,000

* Reflects exercise of options to purchase shares of Company Common Stock immediately prior to Closing.

Exhibit D

ESCROW AGREEMENT

This ESCROW AGREEMENT (as the same may be amended or modified from time to time pursuant hereto, this “Agreement”) is made and entered into as of May 2, 2014, by and among Hotelmobi Inc., a Nevada corporation (“Hotelmobi”), Remark Media, Inc., a Delaware corporation (“Remark”), and Roomlia, Inc., a Delaware corporation (“Roomlia”, and together with Hotelmobi and Remark, sometimes referred to individually as a “Party” or collectively as the “Parties”), and Computershare Trust Company, N.A. (the “Escrow Agent”), and is agreed to and acknowledged by each of the stockholders of Hotelmobi listed on Schedule 3 hereto (each, a “Stockholder”, and together, the “Stockholders”).  For purposes of this Agreement, the “Stockholder Representatives” means each of Jim Ferguson and Michael Reichartz.

WHEREAS, the Parties have agreed to deposit in escrow certain securities and wish such deposit to be subject to the terms and conditions set forth herein.

NOW THEREFORE, in consideration of the foregoing and of the mutual covenants hereinafter set forth, the parties hereto agree as follows:

1.           Appointment.  The Parties hereby appoint the Escrow Agent as their escrow agent for the purposes set forth herein, and the Escrow Agent hereby accepts such appointment under the terms and conditions set forth herein.

2.           Escrow Assets.

(a)           Remark agrees to deposit with the Escrow Agent One Hundred and Twenty Five Thousand (125,000) shares of Remark’s Common Stock (the “Escrow Assets”) on the date hereof.  The Escrow Agent shall hold the Escrow Assets as a book position registered in the name of Computershare Trust Company, N.A. as Escrow Agent for the benefit of the Stockholders.

(b)           Escrow Shares.

i.           During the term of this Agreement, each Stockholder shall have the right to exercise any voting rights with respect to any of the Escrow Shares attributable to such Stockholder pursuant to the terms of the Merger Agreement (as defined below). Each Stockholder shall direct the Escrow Agent in writing as to the exercise of any such voting rights, and the Escrow Agent shall comply, to the extent it is able to do so, with any such directions of such Stockholder. In the absence of such directions, the Escrow Agent shall not vote any of the shares comprising the Escrow Shares.

ii.          Any dividends paid with respect to the Escrow Assets shall be deemed part of the Escrow Assets and be delivered to the Escrow Agent to be held in a bank account and be deposited in one or more interest-bearing accounts to be maintained by the Escrow Agent in the name of the Escrow Agent at one or more of the banks jointly approved by Remark and at least one Stockholder Representative (each, an “Approved Bank”).  The deposit of dividends in any of the Approved Banks shall be deemed to be at the direction of the Parties.  At any time and from time to time, the Parties may direct Escrow Agent by written notice (i) to deposit the dividends with a specific Approved Bank, (ii) not to deposit any new dividend amount in any Approved Bank specified in the notice and/or (iii) to withdraw all or any of the dividends that may then be deposited with any Approved Bank specified in the notice.  With respect to any withdrawal notice, the Escrow Agent will endeavor to withdraw such amount specified in the notice as soon as reasonably practicable and the Parties acknowledge and agree that such specified amount remains at the sole risk of the Parties prior to and after such withdrawal.  Such withdrawn amounts shall be deposited with any Approved Bank specified in the notice, or in the absence of such specification, any Approved Bank.

iii.         In the event of any stock split, reverse stock split, stock dividend, recapitalization, reorganization, merger, consolidation, combination, exchange of shares, liquidation, spin-off or other similar change in capitalization or event, or any distribution to holders of the common stock of Remark, other than a regular cash dividend, the Escrow Assets under Section 2(a) above shall be appropriately adjusted on a pro rata basis.

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3.           Disposition and Termination.  (a)   As soon as practicable (but no later than three Business Days) after the date that is the 12-month anniversary of the date of this Agreement (the “Escrow Termination Date”), the Escrow Agent shall release the remaining portion of the Escrow Assets less any Reserved Portion (as defined herein) to the Stockholders, unless otherwise instructed in a written instruction delivered in accordance with Section 3(f) hereof.  Any Reserved Portion shall continue to be held in escrow under this Agreement by the Escrow Agent until the claims contained in any Claim Notice(s) described in Section 3(b) below are finally resolved, even if such claims have not been finally resolved prior to the Escrow Termination Date.  After the Escrow Termination Date, the Escrow Agent shall only release all or any amount of the Reserved Portion to Remark or the Stockholders from the Escrow Assets pursuant to a written instruction delivered in accordance with Section 3(f) hereof.

(b)           Notwithstanding anything in this Agreement to the contrary, if on or before the Escrow Termination Date, the Escrow Agent has received from Remark a notice (a “Claim Notice”) specifying in reasonable detail the nature and basis for a claim for indemnification pursuant to the Merger Agreement and the dollar amount of the claim, or if such amount is unknown, Remark’s good faith reasonable estimate of the dollar amount of such claim, in each case also expressed as a number of shares of Remark common stock calculated by dividing such dollar amount by the Current Market Price (as defined herein) (the “Claimed Amount”), then the Escrow Agent shall continue to keep in escrow an amount of shares equal to the Claimed Amount set forth in such Claim Notice(s) (the “Reserved Portion”) until such Claimed Amount is resolved as provided herein.  For the avoidance of doubt, the preceding sentence shall survive the Escrow Termination Date.  In any Claim Notice, Remark shall, in reasonable detail to the extent possible, cite the section(s) of the Merger Agreement and facts and circumstances supporting its claim.

(c)           At the time of delivery of any Claim Notice to the Escrow Agent, a duplicate copy of such Claim Notice shall be delivered by Remark to the Stockholder Representatives in accordance with the notice provisions contained in the Merger Agreement.

(d)           Unless the Stockholder Representatives deliver to the Escrow Agent a written notice objecting in good faith to the creation of the Reserved Portion (or any amount thereof) or the claim contained in the Claim Notice (the “Contest Notice”) within twenty (20) calendar days after delivery of the relevant Claim Notice to the Stockholder Representatives pursuant to Section 3(c) hereof (the “Response Period”), the Escrow Agent shall, without further instructions and within three (3) Business Days after the expiration of the Response Period, deliver to Remark an amount of shares equal to the Claimed Amount (as expressed in dollars) divided by the Current Market Price on the date of such release.  If the Escrow Agent receives a Contest Notice within the Response Period, the Escrow Agent shall continue to hold in escrow any portion of the Claimed Amount objected to in the Contest Notice until release is otherwise authorized pursuant to Section 3(e) hereof.  If any Contest Notice includes an objection to only a portion of a Claimed Amount, the Escrow Agent shall promptly release to Remark from the Escrow Assets an amount of shares equal to the portion of the Claimed Amount in relation to which there is no objection (as expressed in dollars) divided by the Current Market Price on the date of such release.

(e)           If the Escrow Agent receives a Contest Notice within the Response Period in accordance with Section 3(d) hereof, the Escrow Agent shall make payment with respect any portion of the Claimed Amount objected to in the Contest Notice only in accordance with: (i) any joint written instructions executed by at least one Stockholder Representative and Remark; or (ii) a written notification from Remark of a final and non-appealable decision, order, judgment or decree of a court of competition jurisdiction or an arbitrator, which notification shall attach a copy of such final and non-appealable decision, order, judgment or decree (a “Final Order”).  The Escrow Agent shall be entitled to rely on any such joint written instructions or Final Order and upon receipt thereof shall promptly release that portion of the remaining Escrow Assets as instructed in such joint written instructions or Final Order.

(f)           Notwithstanding anything to the contrary in this Agreement, if the Escrow Agent receives joint written instructions from the Stockholder Representatives and Remark, or their respective successors or assigns, as to the disbursement of the Escrow Assets, the Escrow Agent shall disburse the Escrow Assets pursuant to such joint written instructions.  The Escrow Agent shall have no obligation to follow any directions set forth in any joint written instructions unless and until the Escrow Agent is satisfied, in its reasonable discretion, that the persons executing said joint written instructions are authorized to do so.

(g)           Notwithstanding anything to the contrary in this Agreement, if any Claimed Amount to be released at any time or under any circumstances exceeds the Current Market Price of the remaining Escrow Assets on the date of release, the Escrow Agent shall release the remaining portion of the Escrow Assets and shall have no liability or responsibility to the Parties for any deficiency.

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(h)           Upon delivery of any and all remaining Escrow Assets by the Escrow Agent, this Agreement shall terminate, subject to the provisions of Section 7.

(i)            All releases of the Escrow Assets to the Stockholders shall be made in accordance with the ownership percentages listed on Schedule 3 hereto.

(j)            In all cases, the Current Market Price is to be provided by Remark when Escrow Assets are to be released by Escrow Agent.  “Current Market Price” means, in respect of any shares of Remark common stock on a specified date, (i) the closing price on such day on the principal stock exchange on which Remark common stock is then listed or admitted to trading, or quoted, as applicable, (ii) if no sale takes place on such day on any such exchange, the last reported closing price on such day as officially quoted on any such exchange, (iii) if Remark common stock is not then listed or admitted to trading on any stock exchange, the last reported closing bid price on such day in the over-the-counter market, as furnished by the OTC Markets Group, (iv) if such corporation at the time is engaged in the business of reporting such prices, as furnished by any similar firm then engaged in such business, or (v) if there is no such firm, as furnished by any member of the Financial Industry Regulatory Authority  (“FINRA”) selected mutually by Remark and the Stockholders or, if they cannot agree upon such selection, as selected by two such members of FINRA, one of which shall be selected by Remark and one of which shall be selected by the Stockholders.

4.           Escrow Agent.  (a)  The Escrow Agent shall have only those duties as are specifically and expressly provided herein, which shall be deemed purely ministerial in nature, and no other duties shall be implied.  The Escrow Agent shall neither be responsible for, nor chargeable with, knowledge of, nor have any requirements to comply with, the terms and conditions of any other agreement, instrument or document between the Parties, in connection herewith, if any, including without limitation the Merger Agreement, dated as of the date hereof, by and among Hotelmobi, Remark and Roomlia (the “Merger Agreement”), nor shall the Escrow Agent be required to determine if any person or entity has complied with any such  agreements, nor shall any additional obligations of the Escrow Agent be inferred from the terms of such agreements, even though reference thereto may be made in this Agreement.  In the event of any conflict between the terms and provisions of this Agreement, those of the Merger Agreement, any schedule or exhibit attached to this Agreement, or any other agreement among the Parties, the terms and conditions of this Agreement shall control only in connection with any matter related to the  Escrow Agent. The Escrow Agent may rely upon and shall not be liable for acting or refraining from acting upon any written notice, document, instruction or request furnished to it hereunder and reasonably believed by it to be genuine and to have been signed or presented by the proper Party or Parties without inquiry and without requiring substantiating evidence of any kind.  The Escrow Agent shall not be liable to any Party, any beneficiary or other person for refraining from acting upon any instruction setting forth, claiming, containing, objecting to, or related to the transfer or distribution of the Escrow Assets, or any portion thereof, unless such instruction shall have been delivered to the Escrow Agent in accordance with Section 10 below and the Escrow Agent has been able to satisfy any applicable security procedures as may be required hereunder and as set forth in Section 10.  The Escrow Agent shall be under no duty to inquire into or investigate the validity, accuracy or content of any such document, notice, instruction or request.  The Escrow Agent shall have no duty to solicit any payments which may be due it or the Escrow Assets nor shall the Escrow Agent have any duty or obligation to confirm or verify the accuracy or correctness of any amounts deposited with it hereunder.

(b)           The Escrow Agent shall not be liable for any action taken, suffered or omitted to be taken by it except to the extent that a final adjudication of a court of competent jurisdiction determines that the Escrow Agent's gross negligence or willful misconduct was the primary cause of any loss to either Party.  The Escrow Agent may execute any of its powers and perform any of its duties hereunder directly or through affiliates or agents.  The Escrow Agent may consult with counsel, accountants and other skilled persons to be selected and retained by it.  The Escrow Agent shall not be liable for any action taken, suffered or omitted to be taken by it in accordance with, or in reasonable reliance upon, the advice or opinion of any such counsel, accountants or other skilled persons.  In the event that the Escrow Agent shall be uncertain or believe there is some ambiguity as to its duties or rights hereunder or shall receive instructions, claims or demands from any Party hereto which, in its opinion, conflict with any of the provisions of this Agreement, it shall be entitled to refrain from taking any action and its sole obligation shall be to keep safely all property held in escrow until it shall be given a direction in writing by the Parties which eliminates such ambiguity or uncertainty to the satisfaction of Escrow Agent or by a final and non-appealable order or judgment of a court of competent jurisdiction.  The Parties agree to pursue any redress or recourse in connection with any dispute without making the Escrow Agent a party to the same.

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5.            Succession.  (a)  The Escrow Agent may resign and be discharged from its duties or obligations hereunder by giving thirty (30) days advance notice in writing of such resignation to the Parties specifying a date when such resignation shall take effect.  If the Parties have failed to appoint a successor escrow agent prior to the expiration of thirty (30) days following receipt of the notice of resignation, the Escrow Agent may petition any court of competent jurisdiction for the appointment of a successor escrow agent within relevant jurisdiction or for other appropriate relief, and any such resulting appointment shall be binding upon all of the Parties hereto.  Escrow Agent’s sole responsibility after such thirty (30) day notice period expires shall be to hold the Escrow Assets (without any obligation to reinvest the same) and to deliver the same to a designated substitute escrow agent, if any, or in accordance with the directions of a final order or judgment of a court of competent jurisdiction, at which time of delivery Escrow Agent’s obligations hereunder shall cease and terminate, subject to the provisions of Section 7 hereunder.  In accordance with Section 7 below, the Escrow Agent shall have the right to withhold an amount of shares equal to any dollar amount due and owing to the Escrow Agent, plus any costs and expenses the Escrow Agent shall reasonably believe may be incurred by the Escrow Agent in connection with the termination of the Agreement divided by the Current Market Price.

(b)           The Parties may remove the Escrow Agent by furnishing to the Escrow Agent a joint written notice of its removal along with payment of all fees and expenses to which it is entitled through the date of termination.  Such removal shall be effective on the date specified in such written notice, which shall be no earlier thirty (30) days after the delivery of such notice, or upon the earlier appointment of a successor by the Parties.

(c)           Any entity into which the Escrow Agent may be merged or converted or with which it may be consolidated, or any entity to which all or substantially all the escrow business may be transferred, shall be the Escrow Agent under this Agreement without further act.

6.            Compensation and Reimbursement. The Escrow Agent shall be entitled to compensation for its services under this agreement as Escrow Agent and for reimbursement for its reasonable out-of-pocket costs and expenses, in the amounts and payable as set forth on Schedule 2.  All amounts owing under the foregoing sentence shall be paid by Remark.  The Escrow Agent shall also be entitled to payment of any amounts to which the Escrow Agent is entitled under the indemnification provisions contained herein as set forth in Section 7.

7.            Indemnity. (a) Subject to Section 7(c) below, Escrow Agent shall be liable for any losses, damages, claims, liabilities, penalties, judgments, settlements, actions, suits, proceedings, litigations, investigations, costs or expenses (including without limitation, reasonable fees and expenses of outside counsel and experts and their staffs and reasonable expenses of document location, duplication and shipment) (collectively “Losses”) only to the extent such Losses are determined by a court of competent jurisdiction to be a result of Escrow Agent’s gross negligence or willful misconduct; provided, however, that any liability of the Escrow Agent will be limited in the aggregate to the value of the Escrow Assets initially deposited with the Escrow Agent.

(b) The Parties shall jointly and severally indemnify and hold Escrow Agent harmless from and against, and Escrow Agent shall not be responsible for, any and all Losses arising out of or attributable to Escrow Agent’s duties under this Agreement or this appointment, including the reasonable costs and expenses of defending itself against any Losses or enforcing this Agreement, except to the extent of liability described in Section 7(a) above.

(c) Without limiting the Parties’ indemnification obligations set forth in Section 7(b) above, neither the Parties nor the Escrow Agent shall be liable for any incidental, indirect, special or consequential damages of any nature whatsoever, including, but not limited to, loss of anticipated profits, occasioned by a breach of any provision of this Agreement even if apprised of the possibility of such damages.

(d) This Section 7 shall survive termination of this Agreement or the resignation, replacement or removal of the Escrow Agent for any reason.

8.            Patriot Act Disclosure/Taxpayer Identification Numbers/Tax Reporting.

(a)           Patriot Act Disclosure.  Section 326 of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (“USA PATRIOT Act”) requires the Escrow Agent to implement reasonable procedures to verify the identity of any person that opens a new account with it.  Accordingly, the Parties acknowledge that Section 326 of the USA PATRIOT Act and the Escrow Agent’s identity verification procedures require the Escrow Agent to obtain information which may be used to confirm the Parties identity including without limitation name, address and organizational documents (“identifying information”). The Parties agree to provide the Escrow Agent with and consent to the Escrow Agent obtaining from third parties any such identifying information required as a condition of opening an account with or using any service provided by the Escrow Agent.

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(b)           Certification and Tax Reporting. The Parties, if applicable, have provided the Escrow Agent with their respective fully executed Internal Revenue Service (“IRS”) Form W-8, or W-9 and/or other required documentation. All interest or other income earned under this Agreement shall be allocated to Remark and reported, as and to the extent required by law, by the Escrow Agent to the IRS, or any other taxing authority, on IRS Form 1099 or 1042S (or other appropriate form) as income earned from the Escrow Assets by Remark whether or not said income has been distributed during such year. Escrow Agent shall withhold any taxes it deems appropriate in the absence of proper tax documentation or as required by law, and shall remit such taxes to the appropriate authorities. The Parties hereby represent and warrant to the Escrow Agent that (i) there is no sale or transfer of an United States Real Property Interest as defined under IRC Section 897(c) in the underlying transaction giving rise to this Agreement; and (ii) such underlying transaction does not constitute an installment sale requiring any tax reporting or withholding of imputed interest or original issue discount to the IRS or other taxing authority.

9.             Notices. All communications hereunder shall be in writing and except for communications from the Parties setting forth, claiming, containing, objecting to, or in any way related to the full or partial transfer or distribution of the Escrow Assets, including but not limited to transfer instructions (all of which shall be specifically governed by Section 10 below), shall be deemed to be duly given after it has been delivered:

(a) by facsimile or other electronic transmission (including e-mail);
(b) by overnight courier; or
(c) by prepaid registered mail, return receipt requested;

to the appropriate notice address set forth below or at such other address as any party hereto may have furnished to the other parties in writing by registered mail, return receipt requested.

If to the Stockholders or Stockholder Representatives:
Hotelmobi Inc.
7547 Salvadora Place
Las Vegas, NV 89113
Facsimile:  (888) 762-4690

With a copy to:	Lionel Sawyer & Collins
300 South Fourth Street, Suite 1700
Las Vegas, Nevada 89101
Attention:  Pearl Gallagher
Facsimile:  (702) 383-8845

If to Remark or Roomlia:	Remark Media, Inc.
3930 Howard Hughes Parkway, Suite 400
Las Vegas, Nevada 89169
Attn: Chief Financial Officer

With a copy to:	Olshan Frome Wolosky LLP
Park Avenue Tower
65 East 55th Street
New York New York 10022
Attention: Robert H. Friedman, Esq.
Facsimile: (212) 451-2222

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If to the Escrow Agent:	Computershare Trust Company, N.A.
350 Indiana Street, Suite 750
Golden, CO 80401
Facsimile: (303) 262-0608
Attention: John Wahl / Rose Stroud

With a copy to:	Computershare Trust Company, N.A.
480 Washington Boulevard
Jersey City, NJ 07310
Attn: General Counsel
Facsimile: (201) 680-4610

Notwithstanding the above, in the case of communications delivered to the Escrow Agent, such communications shall be deemed to have been given on the date received by an officer of the Escrow Agent or any employee of the Escrow Agent who reports directly to any such officer at the above-referenced office.  In the event that the Escrow Agent, in its sole discretion, shall determine that an emergency exists, the Escrow Agent may use such other means of communication as the Escrow Agent deems appropriate.  For purposes of this Agreement, “Business Day” shall mean any day other than a Saturday, Sunday or any other day on which the Escrow Agent located at the notice address set forth above is authorized or required by law or executive order to remain closed.

10.           Security Procedures.                                           (a) Notwithstanding anything to the contrary as set forth in Section 9, any instructions setting forth, claiming, containing, objecting to, or in any way related to the transfer or distribution, including but not limited to any transfer instructions that may otherwise be set forth in a written instruction permitted pursuant to Section 3 of this Agreement, may be given to the Escrow Agent only by confirmed facsimile or other electronic transmission (including e-mail) and no instruction for or related to the transfer or distribution of the Escrow Assets, or any portion thereof, shall be deemed delivered and effective unless the Escrow Agent actually shall have received such instruction by facsimile or other electronic transmission (including e-mail) at the number or e-mail address provided to the Parties by the Escrow Agent in accordance with Section 9 and as further evidenced by a confirmed transmittal to that number.

(b)           In the event transfer instructions are so received by the Escrow Agent by facsimile or other electronic transmission (including e-mail), the Escrow Agent is authorized to seek confirmation of such instructions by telephone call-back to the person or persons designated on Schedule 1 hereto, and the Escrow Agent may rely upon the confirmation of anyone purporting to be the person or persons so designated.  The persons and telephone numbers for call-backs may be changed only in a writing actually received and acknowledged by the Escrow Agent. If the Escrow Agent is unable to contact any of the authorized representatives identified in Schedule 1, the Escrow Agent is hereby authorized both to receive written instructions from and seek confirmation of such instructions by telephone call-back to any one or more of Remark’s executive officers, (“Executive Officers”), as the case may be, which shall include the titles of President, Chief Executive Officer, Controller, General Counsel and Chief Financial Officer, as the Escrow Agent may select.  Such Executive Officer shall deliver to the Escrow Agent a fully executed incumbency certificate, and the Escrow Agent may rely upon the confirmation of anyone purporting to be any such officer.

(c)           The Stockholder Representatives acknowledge that the Escrow Agent is authorized to deliver the Escrow Assets to the custodian account or recipient designated by the Stockholder Representatives in writing.

(d)           Remark acknowledges that the Escrow Agent is authorized to deliver the Escrow Assets to the address provided for notice to Remark or any address provided in a Claims Notice.

11.           Compliance with Court Orders.  In the event that any escrow property shall be attached, garnished or levied upon by any court order, or the delivery thereof shall be stayed or enjoined by an order of a court, or any order, judgment or decree shall be made or entered by any court order affecting the property deposited under this Agreement, the Escrow Agent is hereby expressly authorized, in its sole discretion, to obey and comply with all writs, orders or decrees so entered or issued, which it is advised by legal counsel of its own choosing is binding upon it, whether with or without jurisdiction, and in the event that the Escrow Agent reasonably obeys or complies with any such writ, order or decree it shall not be liable to any of the Parties hereto or to any other person, entity, firm or corporation, by reason of such compliance notwithstanding such writ, order or decree be subsequently reversed, modified, annulled, set aside or vacated.

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12.           Miscellaneous.  Except for transfer instructions as provided in Section 10, the provisions of this Agreement may be waived, altered, amended or supplemented, in whole or in part, only by a writing signed by the Escrow Agent and the Parties.  Neither this Agreement nor any right or interest hereunder may be assigned in whole or in part by the Escrow Agent or any Party, except as provided in Section 5, without the prior consent of the Escrow Agent and the other Parties.  This Agreement shall be governed by and construed under the laws of the State of New York.  Each Party and the Escrow Agent irrevocably waives any objection on the grounds of venue, forum non-conveniens or any similar grounds and irrevocably consents to service of process by mail or in any other manner permitted by applicable law and consents to the jurisdiction of any court of the State of New York or United States federal court, in each case, sitting in New York County, New York. The Parties and the Escrow Agent further hereby waive any right to a trial by jury with respect to any lawsuit or judicial proceeding arising or relating to this Agreement.  No party to this Agreement is liable to any other party for losses due to, or if it is unable to perform its obligations under the terms of this Agreement because of, acts of God, fire, war, terrorism, floods, strikes, electrical outages, equipment or transmission failure, or other causes reasonably beyond its control.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. All signatures of the parties to this Agreement may be transmitted by facsimile or other electronic transmission (including e-mail), and such facsimile or other electronic transmission (including e-mail) will, for all purposes, be deemed to be the original signature of such party whose signature it reproduces, and will be binding upon such party. If any provision of this Agreement is determined to be prohibited or unenforceable by reason of any applicable law of a jurisdiction, then such provision shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions thereof, and any such prohibition or unenforceability in such jurisdiction shall not invalidate or render unenforceable such provisions in any other jurisdiction.  Except as expressly provided in Section 7 above, a person who is not a party to this Agreement shall have no right to enforce any term of this Agreement. The Parties represent, warrant and covenant that each document, notice, instruction or request provided by such Party to Escrow Agent shall comply with applicable laws and regulations.  Where, however, the conflicting provisions of any such applicable law may be waived, they are hereby irrevocably waived by the parties hereto to the fullest extent permitted by law, to the end that this Agreement shall be enforced as written.  Except as expressly provided in Section 7 above, nothing in this Agreement, whether express or implied, shall be construed to give to any person or entity other than the Escrow Agent and the Parties any legal or equitable right, remedy, interest or claim under or in respect of this Agreement or the Escrow Assets escrowed hereunder.

*           *        *          *          *

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IN WITNESS WHEREOF, the parties hereto have executed this Escrow Agreement as of the date set forth above.

HOTELMOBI INC.

By:

Name:

Title:

Telephone:

REMARK MEDIA, INC.

By:

Name:

Title:

Telephone:

ROOMLIA, INC.

By:

Name:

Title:

Telephone:

COMPUTERSHARE TRUST COMPANY, N.A.

as Escrow Agent

By:

Name:

Title:

Telephone:

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Agreed to and Acknowledged by each of the Stockholders:

By:
Name:	Michael Reichartz

By:
Name:	Jim Ferguson

By:
Name:	Vince Valenti

By:
Name:	Marc Jaeger

By:
Name:	James Probst

By:
Name:	Thomas Buscaglia

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SCHEDULE 1

Telephone Number(s) and authorized signature(s) for
Person(s) Designated to give Escrow Assets Transfer Instructions

If from the Stockholder Representatives:

	Name	Telephone Number	Signature

1.

2.

3.

If from Remark:

	Name	Telephone Number	Signature

1.

2.

3.

Telephone Number(s) for Call-Backs and
Person(s) Designated to Confirm Escrow Assets Transfer Instructions

If from the Stockholder Representatives:

	Name	Telephone Number

1.

2.

3.

	Name	Telephone Number

1.

2.

3.

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SCHEDULE 2

Computershare Trust Company, N.A.

Escrow Agent Fee Schedule

Account Set Up Fee	$_____

Annual Administration Fee	$_____
(per year or part thereof)

Out-of-Pocket Expenses	At cost
(Postage, Stationery, etc.)

Overnight Delivery Charges	At cost

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SCHEDULE 3

Stockholders

Stockholders	Ownership Percentages
Michael Reichartz	42.375%
Jim Ferguson	42.375%
Vince Valenti	5.875%
Marc Jaeger	5.875%
James Probst	3.000%
Thomas Buscaglia	0.500%
Total	100.000%

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